      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2001

                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               CABLEVISION SYSTEMS
                                   CORPORATION
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                       4841                               11-3415180
           (State or other jurisdiction of               (Primary standard industrial                (I.R.S. employer
           incorporation or organization)                 classification code number)               identification no.)


                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                                 (516) 803-2300

    (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                              ROBERT S. LEMLE, ESQ.
                  VICE CHAIRMAN, GENERAL COUNSEL AND SECRETARY
                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                                 (516) 803-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPIES TO:

     JOHN P. MEAD, ESQ.                                       JONATHAN JEWETT
     SULLIVAN & CROMWELL                                    SHEARMAN & STERLING
      125 BROAD STREET                                      599 LEXINGTON AVENUE
  NEW YORK, NEW YORK 10004                             NEW YORK, NEW YORK 10022-6069


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______________

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


                                                                              PROPOSED            PROPOSED
                 TITLE OF EACH CLASS                                      MAXIMUM OFFERING        MAXIMUM           AMOUNT OF
                   OF SECURITIES TO                       AMOUNT TO BE         PRICE         AGGREGATE OFFERING  REGISTRATION FEE
                    BE REGISTERED                          REGISTERED       PER UNIT (1)        PRICE (1)(3)
---------------------------------------------------------------------------------------------------------------------------------
Cablevision Systems Corporation -
Cablevision NY Group Class A common stock, par
value $.01 per share(2)...............................   $1,150,000,000         100%           $1,150,000,000        $287,500
Cablevision Systems Corporation -
Series A convertible preferred stock, par value $.01
per share.............................................

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Includes an indeterminate number of additional Cablevision NY Group Class A common stock as may be issued upon conversion of Cablevision Systems Corporation Series A convertible preferred stock into Cablevision NY Group Class A common stock.

(3) No separate consideration will be received for the Cablevision NY Group Class A common stock issuable upon conversion of Cablevision Systems Corporation Series A convertible preferred stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Subject to Completion
PROSPECTUS          Preliminary Prospectus dated May 30, 2001
----------
                                     [LOGO]

                                8,770,000 SHARES
                    CABLEVISION NY GROUP CLASS A COMMON STOCK

                                8,770,000 SHARES
                        % SERIES A CUMULATIVE MANDATORILY
                           CONVERTIBLE PREFERRED STOCK
                                 ---------------

           Cablevision Systems Corporation is offering 8,770,000 shares of
Cablevision NY Group Class A common stock and 8,770,000 shares of    % Series A
cumulative mandatorily convertible preferred stock, which we call our Series A convertible preferred stock. Completion of the offering of Cablevision NY
Group Class A common stock is not conditioned upon the completion of the offering of our Series A convertible preferred stock, and vice versa.

           Each share of our Series A convertible preferred stock will have a
liquidation preference of $      , plus accrued and unpaid dividends thereon.
Dividends on our Series A convertible preferred stock will accrue from the date of issuance at an annual rate of % and be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2001.

           On July 1, 2004, each share of our Series A convertible preferred stock will mandatorily convert, subject to certain adjustments, into not more
than one share and not less than        (a fraction of a share equal to the
initial price divided by the threshold appreciation price) of a share of our Cablevision NY Group Class A common stock, depending on the conversion date average price of our Cablevision NY Group Class A common stock.

           The Cablevision NY Group Class A common stock is listed on the NYSE under the symbol "CVC." The last reported sale price of the Cablevision NY Group Class A common stock, as reported on the NYSE on May 29, 2001, was $57 per share. We intend to apply for the listing of our Series A convertible preferred stock on the NYSE.

           The Cablevision NY Group Class A common stock is intended to track the performance of our Cablevision NY Group. Holders of Cablevision NY Group Class A common stock, however, are common stockholders of Cablevision Systems Corporation and are subject to all the risks of any equity investment in Cablevision Systems Corporation and all of our businesses, assets and liabilities.

           INVESTING IN CABLEVISION NY GROUP CLASS A COMMON STOCK AND OUR SERIES A CONVERTIBLE PREFERRED STOCK INVOLVES SUBSTANTIAL RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 20 OF THIS PROSPECTUS.



                                                                           Cablevision NY Group              Series A Convertible
                                                                           Class A Common Stock                Preferred Stock
                                                                           Per Share     Total             Per Share      Total
                                                                           ---------     -----             ---------      -----
Public offering price(1)...........................................    $              $                 $              $
Underwriting discount..............................................    $              $                 $              $
Proceeds, before expenses, to Cablevision..........................    $              $                 $              $

(1)  In the case of our Series A convertible preferred stock, plus accrued
     dividends from        , 2001, if settlement occurs after that date.

        The underwriters may also purchase up to an additional 1,315,500 shares of Cablevision NY Group Class A common stock and up to an additional 1,315,500 shares of our Series A convertible preferred stock at the public offering price, less the underwriting discount, within thirty days from the date of this prospectus to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about               , 2001.


BEAR, STEARNS & CO. INC.        MERRILL LYNCH & CO.        SALOMON SMITH BARNEY


               The date of this prospectus is            , 2001.

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----

Forward-Looking Statements................................................      3
Additional Information about Cablevision..................................      4
Incorporation of Certain Documents by Reference...........................      5
Summary...................................................................      6
Risk Factors..............................................................     20
Price Range of Cablevision Common Stock...................................     39
Dividend Policy...........................................................     40
Use of Proceeds...........................................................     40
Capitalization............................................................     41
Business..................................................................     44
Description of Capital Stock..............................................     53
United States Tax Consequences............................................     69
Underwriting..............................................................     76
Validity of the Securities................................................     81
Experts...................................................................     81

                           FORWARD-LOOKING STATEMENTS

           This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements". The words "estimate", "project", "intend", "expect", "believe", "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding the expected financial position, business, financing plans, business prospects, revenues, working capital, liquidity, capital expenditures, cable network rebuild, interest costs and income, in each case relating to the Cablevision NY Group and the Rainbow Media Group as well as our company as a whole.

           Forward-looking statements are estimates and projections reflecting our judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:


        -       the level of our revenues,                              -       market demand for new services,

        -       subscriber demand, the cost of                          -       whether any pending unconsummated
                programming and industry conditions,                            transactions are consummated on the
                                                                                terms and at the times set forth, if at all,
        -       general economic conditions in the
                areas in which we operate,                              -       competition from existing competitors
                                                                                and new competitors entering our
        -       the demand for advertising time and                             franchise areas,
                space,
                                                                        -       financial community and rating agency
        -       the regulatory environment in which we                          perceptions of our business, operations,
                operate,                                                        financial condition and the industry in
                                                                                which we operate, and
        -       the level of our capital expenditures
                and whether our expenses increase as                    -       other risks and uncertainties inherent in
                expected,                                                       the cable television business and our
                                                                                other businesses.
        -       pending and future acquisitions and
                dispositions of assets,


           We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

           In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this prospectus might not be achieved or occur as planned. For more information on the uncertainty of forward-looking statements, see "Risk Factors" herein and in our Form 10-K and our Form 10-Q, incorporated by reference in this prospectus.

                    ADDITIONAL INFORMATION ABOUT CABLEVISION

           You should rely only on the information contained in and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that included or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of Cablevision NY Group Class A common stock and our Series A convertible preferred stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any sale of Cablevision NY Group Class A common stock and our Series A convertible preferred stock.

           We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

           The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like Cablevision, who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

           You can obtain free of charge documents incorporated by reference in, but not delivered with, this prospectus by requesting them in writing or by telephone from us at the following:

                         CABLEVISION SYSTEMS CORPORATION
                               1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                          ATTENTION: INVESTOR RELATIONS
                                 (516) 803-2300

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you in this section directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, the information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering:

              CABLEVISION SYSTEMS CORPORATION COMMISSION FILINGS
                              (FILE NO. 1-14764)                                                PERIOD COVERED OR DATE FILED
--------------------------------------------------------------------------     ---------------------------------------------

Annual Report on Form 10-K, as supplemented by our
   Form 10-K/A (our "Form 10-K")                                               Fiscal year ended December 31, 2000

Quarterly Report on Form 10-Q (our "Form 10-Q")                                Fiscal quarter ended March 31, 2001

Form 8-A (our "Form 8-A")                                                      March 9, 2001

Form 8-K                                                                       January 10, 2001

Form 8-K                                                                       February 5, 2001

           Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                     SUMMARY

           This brief summary highlights selected information contained in this prospectus and documents we have incorporated in this prospectus by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the documents incorporated in this prospectus by reference and the other documents to which this prospectus refers, including our consolidated financial statements and the notes to those financial statements, which are incorporated in this prospectus by reference. Unless otherwise stated, all information in this prospectus assumes that the underwriters will not exercise their overallotment options to purchase any of the 1,315,500 shares of Cablevision NY Group Class A common stock and 1,315,500 shares of our Series A convertible preferred stock which are subject to those options.

                                  OUR BUSINESS

           We are one of the largest cable operators in the United States. We also have investments in cable programming networks, entertainment businesses and telecommunications companies. As of March 31, 2001, we served over 2.9 million cable television subscribers in and around the New York City metropolitan area, making us the seventh largest cable operator in the United States based on the number of subscribers. Through our 74% owned subsidiary, Rainbow Media Holdings, Inc., we own interests in and manage numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies. Through Cablevision Lightpath, Inc., our wholly owned subsidiary, we provide switched telephone services and high-speed Internet access to the business market. We also own or have interests in a number of complementary businesses and companies that include The WIZ (a chain of 42 consumer electronics stores), Clearview Cinemas (a chain of 63 movie theaters) and Northcoast Communications, LLC (a wireless personal communications services business).

           In March 2001, we created and distributed to our stockholders one share of our Rainbow Media Group tracking stock for every two outstanding shares of Cablevision common stock and redesignated each share of Cablevision common stock into one share of our Cablevision NY Group common stock. The Rainbow Media Group Class A tracking stock trades on the NYSE under the symbol "RMG" and the redesignated Cablevision NY Group Class A common stock continues to trade on the NYSE under the symbol "CVC." The Rainbow Media Group tracking stock is designed to reflect the separate economic performance of certain of the businesses and interests of Rainbow Media Holdings, including its national and selected regional programming assets. Cablevision NY Group common stock is intended to reflect the performance of our assets and businesses not attributed to the Rainbow Media Group.

THE CABLEVISION NY GROUP

The Cablevision NY Group includes the following businesses and interests:

           - our cable television business, including our residential telephone and high-speed cable modem businesses,

           - the commercial telephone and Internet operations of our Lightpath business,

           - our New York City metropolitan area sports and entertainment businesses, including Madison Square Garden, professional sports teams, Radio City Music Hall, MSG Network and Fox Sports Net New York,

           - the electronics retail operations of Cablevision Electronics Investments, also known as The WIZ,

           -         our movie theater business, Clearview Cinemas,

           - our MetroChannels, which feature local sports, news, educational and other programming in the New York City metropolitan area,

           - News 12 Networks, a regional news business in the New York City metropolitan area,

           -         our advertising sales representation business,

           -         warrants to acquire common stock of At Home Corporation,

           - various common stock holdings received upon the sale of cable television systems outside of the New York City metropolitan area,

           - our interest in certain direct broadcast satellite assets, and

           - our interest in Northcoast Communications, LLC, a wireless personal communications services business.

THE RAINBOW MEDIA GROUP

The Rainbow Media Group includes the following businesses and interests:

           - Rainbow Media Holdings' ownership interest in five nationally distributed 24-hour entertainment programming networks (with Rainbow Media Holdings' ownership interest in parenthesis):

                     -         American Movie Classics, or AMC (80%),

                     -         Bravo (80%),

                     -         The Independent Film Channel, or IFC (80%),

                     -         WE: Women's Entertainment (80%), and

                     -         MuchMusic USA (100%),

           - Rainbow Media Holdings' ownership interest in five regional sports networks (with Rainbow Media Holdings' ownership interest in parenthesis):

                     -         Fox Sports Net Ohio (60%),

                     -         Fox Sports Net Florida (60%),

                     -         Fox Sports Net New England (30%),

                     -         Fox Sports Net Chicago (30%), and

                     -         Fox Sports Net Bay Area (30%),

           - Rainbow Media Holdings' 50% ownership interest in National Sports Partners, which owns and distributes Fox Sports Net,

           - Rainbow Media Holdings' 50% ownership interest in National Advertising Partners, which provides national advertising representation services to all of the Fox Sports Net regional sports networks,

           - Rainbow Network Communications, a full service network programming origination and distribution company,

           - Sterling Digital LLC, a company designed to develop new niche audience programming, and

           - Rainbow Media Holdings' 48% interest in Regional Sports News, a regional sports news business.


CHARACTERISTICS OF THE TRACKING STOCK

           The Cablevision NY Group common stock and the Rainbow Media Group tracking stock have dividend and liquidation rights and redemption and exchange terms that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. Our goal in creating these separate securities was to enable the market to treat each security as if it represents an ownership interest in a separate corporation and to react to the business performance and transactions of each Group as if it were stock in a separate corporation. We have allocated, for financial accounting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow (excluding amounts related to minority interests) between the Cablevision NY Group and the Rainbow Media Group. See "Risk Factors -- Risk Factors Relating to Tracking Stock" for a discussion of certain risks associated with investing in a "tracking stock" and "Description of Capital Stock -- Description of Cablevision NY Group Class A Common Stock -- Tracking Stock Policy Statement" for a discussion of our policy on tracking stock.

CORPORATE STRUCTURE

           The following chart sets forth the ownership and structure of Cablevision and the businesses and interests in the Cablevision NY Group and the Rainbow Media Group. Entities within the Cablevision NY Group are in gray boxes.

  [FLOW CHART INDICATING THE ENTITIES ATTRIBUTED TO EACH OF THE CABLEVISION
                      NY GROUP AND THE RAINBOW MEDIA GROUP]


           Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714, and our main telephone number is (516) 803-2300.

           For a further discussion of our businesses, we urge you to read our Form 10-K and our Form 10-Q incorporated by reference herein. See "Additional Information about Cablevision".

RECENT DEVELOPMENTS

TRANSACTIONS WITH AT&T RELATING TO OUR MASSACHUSETTS CABLE TELEVISION SYSTEMS

           On January 5, 2001, we completed the exchange of our cable television systems in Boston and eastern Massachusetts (which served approximately 362,000 subscribers on the closing date) with AT&T for:

           - AT&T's cable systems in certain northern New York suburbs (which served approximately 130,000 subscribers on the closing date),

           - 44,260,932 shares of AT&T common stock valued at approximately $893.5 million at closing, and

           -         $293.2 million in cash.

TRANSACTION WITH METRO-GOLDWYN-MAYER RELATING TO SELECTED NATIONAL PROGRAMMING ASSETS

           On April 3, 2001, we completed the sale of a 20% interest in four programming services of Rainbow Media Holdings (AMC, Bravo, IFC and WE: Women's Entertainment) to Metro-Goldwyn-Mayer, or MGM, for $825 million in cash, reducing Rainbow Media Holdings' interest in those services to 80%.

ACTIONS BY AT&T RELATING TO ITS OWNED SHARES OF CABLEVISION COMMON STOCK

           On April 5, 2001, AT&T notified us that it was exercising its right to demand the registration of 30,000,000 of its shares of Cablevision NY Group Class A common stock for sale in an underwritten public offering. On May 4, 2001, we exercised our right temporarily not to proceed with that demand registration.

CAPITAL EXPENDITURE OUTLOOK

           We forecast that our capital expenditures will be between $1.0 billion and $1.1 billion in 2001 and between $1.5 billion and $1.7 billion in 2002, for our cable and other telecommunications operations, including investments for our continued cable network rebuild, digital set top boxes, related digital equipment and services as well as consumer and commercial cable modem services. Capital expenditures for all other consolidated Cablevision NY Group operations, including Madison Square Garden, News 12 Networks, MetroChannels, The WIZ and Clearview Cinemas, are estimated to be between $225 million and $250 million in 2001. We forecast Rainbow Media Group's capital expenditures to be between $30 million and $35 million in 2001.

           The 2002 capital expenditures for our cable and other telecommunications operations are forecast to be higher than the 2001 expenditures primarily because of the accelerated rebuild of our cable network (expected to be 97% upgraded to 750 MHz by the end of 2002 based on the number of plant miles); the anticipated rollout of digital boxes; the completion of a digital headend in Parsippany, New Jersey; and other investments required to support the digital network.

           The forecast capital expenditures for 2001 and 2002 do not include any capital expenditures for our direct broadcast satellite business, which will become a consolidated operation upon the consummation of a pending transaction. Depending on the scope of our pursuit of a direct broadcast satellite business, significant additional funding may be required.

                                  THE OFFERINGS

Completion of the offering of Cablevision NY Group Class A common stock is not conditioned upon completion of the offering of our Series A convertible preferred stock, and vice versa. Accordingly, we are not obligated to sell Cablevision NY Group Class A common stock in order to sell our Series A convertible preferred stock and, similarly, we are not obligated to sell our Series A convertible preferred stock in order to sell Cablevision NY Group Class A common stock.

OFFERING OF CABLEVISION NY GROUP CLASS A COMMON STOCK


CABLEVISION NY GROUP CLASS A
    COMMON STOCK OFFERED................................  8,770,000 shares
OVER-ALLOTMENT OPTION...................................  Up to an additional 1,315,500 shares of Cablevision NY
                                                          Group Class A common stock.
CABLEVISION NY GROUP CLASS A
    COMMON STOCK OUTSTANDING AFTER THE
    OFFERINGS...........................................  Approximately 141.7 million shares
CABLEVISION NY GROUP CLASS B
    COMMON STOCK OUTSTANDING AFTER THE
    OFFERINGS...........................................  Approximately 42.1 million  shares
NEW YORK STOCK EXCHANGE SYMBOL..........................  "CVC"

OFFERING OF SERIES A CONVERTIBLE PREFERRED STOCK


ISSUER..................................................  Cablevision Systems Corporation.
SECURITIES OFFERED......................................  8,770,000 shares of   % Series A cumulative mandatorily
                                                          convertible preferred stock, par value $.0l per share, referred to as "our Series A convertible preferred stock".
OVER-ALLOTMENT OPTION...................................  Up to an additional 1,315,500 shares of our Series A convertible preferred stock.
DIVIDENDS...............................................  Cumulative at   % of the liquidation preference per year out of
                                                          legally available funds. Dividends will accrue from the date of issuance and are payable quarterly in arrears on January 1,
                                                          April 1, July 1 and October 1 of each year, commencing
                                                          October 1, 2001. The right to dividends on our Series A
                                                          convertible preferred stock will be cumulative, whether or not declared, on a daily basis, and will terminate on the mandatory conversion date. Any outstanding unpaid dividends at the time of mandatory conversion will result in an adjustment of the
                                                          conversion rate formula.
LIQUIDATION PREFERENCE..................................  $        per share of our Series A convertible preferred stock, the initial price, which is expected to be the closing price of the
                                                          Cablevision NY Group Class A common stock on the day of
                                                          pricing, plus accrued and unpaid dividends thereon.

MANDATORY CONVERSION.................................  On July 1, 2004, the mandatory conversion date, each share of our Series A convertible preferred stock will be mandatorily converted by us into a number of shares of Cablevision NY
                                                       Group Class A common stock determined in accordance with
                                                       the following conversion rate formula, subject to certain
                                                       adjustments:

                                                       (a)        if the conversion value (as defined) is greater than
                                                                  or equal to $        , the threshold appreciation price,
                                                                  shares (a fraction of a share equal to the initial price
                                                                  divided by the threshold appreciation price) of Cablevision
                                                                  NY Group Class A common stock per share of Series A convertible preferred stock;

                                                       (b)        if the conversion value is less than the threshold appreciation price but is greater than the initial price, a fractional
                                                                  share of Cablevision NY Group Class A common stock per share of Series A convertible preferred stock with a value equal to the initial price (based on the conversion date average price per share); and

                                                       (c)        if the conversion value is less than or equal to the initial price, one share of Cablevision NY Group Class A common stock per share of Series A convertible preferred stock.



                                                        "Conversion value" means the value of the conversion property, determined in the manner and over the period or as of the date specified in our certificate of designations.

                                                       "Conversion property" means, initially, one share of Cablevision NY
                                                        Group Class A common stock. If after the issuance of our Series A convertible preferred stock, one or more antidilution or similar events occur, "conversion property" will mean the cash, securities or other property that are deliverable, after giving effect to those adjustments or events, upon the mandatory conversion of one share of our Series A convertible preferred stock.


                                                        In the event that there are any accrued and unpaid dividends outstanding on the mandatory conversion date, after taking into account any cash dividend payments made by us on the mandatory conversion date, the conversion rate formula will be adjusted so that you will also receive a number of shares of Cablevision NY Group Class A common stock calculated by dividing the dollar amount of unpaid dividends outstanding by 95% of the conversion date average price. Accordingly, upon the mandatory conversion of our Series A convertible preferred stock, your right to receive any and all accrued and unpaid dividends will terminate.


                                                          THERE CAN BE NO ASSURANCE THAT THE AMOUNT YOU RECEIVE AS A HOLDER OF OUR
                                                          SERIES A CONVERTIBLE PREFERRED STOCK UPON CONVERSION ON THE MANDATORY
                                                          CONVERSION DATE WILL BE EQUAL TO OR GREATER THAN THE INITIAL PRICE OF
                                                          OUR SERIES A CONVERTIBLE PREFERRED STOCK.

TRADING PRICES..........................................  Although we intend to apply for listing of our Series A convertible preferred stock on the NYSE, we cannot assure
                                                          you that an active trading market for our Series A convertible preferred stock will develop or be sustained.  If a market does develop, we expect the trading prices of our Series A
                                                          convertible preferred stock in the secondary market will be directly affected by the trading prices of the Cablevision NY
                                                          Group Class A common stock in the secondary market.
UNITED STATES FEDERAL INCOME TAX
           CONSEQUENCES.................................  For United States federal income tax purposes, because we do not currently have "earnings and profits," distributions with respect to our Series A convertible preferred stock will not qualify as dividends and instead will be treated as a return of capital.  Accordingly, such dividends will not be eligible for the dividends-received deduction that is generally allowed to
                                                          United States corporations.  Distributions on our Series A convertible preferred stock will qualify as dividends (and thus will be eligible for the dividends-received deduction) in the future if, and when, we have "earnings and profits" for tax purposes.

                                                          In general, holders of our Series A convertible preferred stock are not expected to recognize a gain or loss on the receipt of
                                                          Cablevision NY Group Class A common stock pursuant to the conversion of our Series A convertible preferred stock into Cablevision NY Group
                                                          Class A common stock.

                                                          See "United States Tax Consequences" for a further discussion of the
                                                          United States federal tax consequences of the purchase, ownership and disposition of our Series A convertible preferred stock, including tax consequences to non-U.S. holders.

VOTING..................................................  The holders of our Series A convertible preferred stock have no voting rights, except as follows:

                                                          -          the vote or consent of the holders of at least 66-2/3% of
                                                                     our Series A convertible preferred stock will be required
                                                                     to authorize a class of capital stock ranking senior to
                                                                     our Series A convertible preferred stock and to approve
                                                                     certain amendments to the certificate of designations for
                                                                     our Series A convertible preferred stock;

                                                          -          if dividends on our Series A convertible preferred stock
                                                                     are in arrears and unpaid for six quarterly periods
                                                                     (whether or not consecutive), then the number of directors constituting our board of directors will be increased to
                                                                     permit the holders of a majority of our then outstanding
                                                                     Series A convertible preferred stock, voting as a class
                                                                     (together with the holders of any other class or series of our capital stock to whom like voting rights have been
                                                                     conferred and are exercisable), to elect one director and
                                                                     a second director if the right to elect a second director
                                                                     is required by the NYSE or any other national securities
                                                                     exchange on which our Series A convertible preferred stock is listed, until all dividends in arrears on our Series A
                                                                     convertible preferred stock are paid in full; and

                                                          -          as required by law.

RANKING.................................................  Our Series A convertible preferred stock, with respect to dividends and distributions upon liquidation, winding-up or dissolution, ranks:

                                                          -          junior to (1) all our liabilities and obligations (whether or not for borrowed money) and (2) each class of our
                                                                     capital stock or series of preferred stock, the terms of
                                                                     which specifically provide that such class or series will
                                                                     rank senior to our Series A convertible preferred stock;

                                                          -          on a parity with each class or series of our capital
                                                                     stock, the terms of which provide that such class or
                                                                     series will rank on a parity with our Series A convertible preferred stock; and

                                                          -          senior to the Cablevision NY Group Class A and Class B
                                                                     common stock and Rainbow Media Group Class A and Class B
                                                                     tracking stock and any other class or series of our
                                                                     capital stock, the terms of which provide that such class
                                                                     or series will rank junior to our Series A convertible
                                                                     preferred stock.

                                                          In addition, our Series A convertible preferred stock will be effectively subordinated to all existing and future obligations and preferred stock of our wholly owned subsidiary, CSC Holdings, Inc., and our other subsidiaries. As of March 31, 2001, the total indebtedness of CSC Holdings and our other subsidiaries and CSC Holdings' preferred stock aggregated
                                                          $8.5 billion.

DTC ELIGIBILITY.........................................  The shares of our Series A convertible preferred stock will be issued in book-entry form and will be represented by
                                                          permanent global certificates deposited with a custodian for and registered in the name of a nominee of DTC in New York,
                                                          New York.  Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated
                                                          securities, except in limited circumstances.

TRADING.................................................  The Cablevision NY Group Class A common stock currently trades on the NYSE under the symbol "CVC."  We intend to
                                                          apply for the listing of our Series A convertible preferred stock on the NYSE.

DIVIDENDS...............................................  There are limitations on our ability to pay dividends on our
                                                          Series A convertible preferred stock.  Also, as a holder of our
                                                          Series A convertible preferred stock, you are not entitled to dividends on Cablevision NY Group Class A common
                                                          stock.  We have never paid any cash dividends on
                                                          Cablevision NY Group Class A common stock and do not
                                                          anticipate paying any cash dividends on Cablevision NY
                                                          Group Class A common stock in the foreseeable future.  Any future determination as to the payment of dividends will be at the discretion of our board of directors and will depend upon our subsidiaries' ability to make payments to us under
                                                          Delaware law and the restrictions imposed by the debt
                                                          instruments they have entered into as well as our subsidiaries'
                                                          operating results, financial condition and capital requirements and general business conditions and such other factors as our board of directors deems relevant.

LIMITATIONS ON EQUITY APPRECIATION......................  The opportunity for equity appreciation afforded by an investment in our
                                                          Series A convertible preferred stock is less than the opportunity for equity appreciation afforded by a direct investment in Cablevision NY
                                                          Group Class A common stock because the value that you receive as a holder of our Series A convertible preferred stock on the mandatory conversion date will only exceed the initial price of our Series A convertible preferred stock if the conversion date average price per share of the
                                                          Cablevision NY Group Class A common stock equals or exceeds the threshold
                                                          appreciation price (which represents an appreciation of     % over the
                                                          initial price).

                                                          Moreover, you will only be entitled to receive upon conversion on
                                                          the mandatory conversion date      % (the percentage equal to the initial
                                                          price divided by the threshold appreciation price) of any
                                                          appreciation of the value of Cablevision NY Group Class A common stock in excess of the threshold appreciation price.


CABLEVISION NY GROUP CLASS A AND B
           COMMON STOCK.................................  As of May 4, 2001, there were 133,038,780 shares of
                                                          Cablevision NY Group Class A common stock and 42,145,986
                                                          shares of Cablevision NY Group Class B common stock issued and outstanding.  The holders of Cablevision NY Group Class
                                                          A common stock have rights that are identical to the rights of holders of Cablevision NY Group Class B common stock,
                                                          except with respect to voting and conversion.  Each share of
                                                          Cablevision NY Group Class A common stock has one vote
                                                          per share and each share of Cablevision NY Group Class B
                                                          common stock has 10 votes per share.  Each share of
                                                          Cablevision NY Group Class B common stock is convertible,
                                                          at the option of its holder, into one share of Cablevision NY
                                                          Group Class A common stock.  Shares of Cablevision NY
                                                          Group Class A common stock are not convertible into shares of Cablevision NY Group Class B common stock.

                                 USE OF PROCEEDS

           We expect to receive net proceeds from the offerings of Cablevision NY Group Class A common stock and our Series A convertible preferred stock of
approximately $      million. We intend to invest these net proceeds in our
subsidiary, CSC Holdings. CSC Holdings intends to use the proceeds of that investment to fund its ongoing capital expenditure requirements and for other general corporate purposes.

                                  RISK FACTORS

           An investment in Cablevision NY Group Class A common stock and our Series A convertible preferred stock involves substantial risks. You should carefully read "Risk Factors" beginning on page 20 before deciding to invest in shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock.

                             SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

           The historical consolidated statement of operations data (except for the deficiency of earnings available to cover fixed charges and preferred stock dividends and the ratio of earnings to fixed charges and preferred stock dividends) and consolidated balance sheet data for each year ended and as of December 31 in each year in the five-year period ended December 31, 2000, included in the following selected financial data, have been derived from our consolidated financial statements, which were audited by KPMG LLP, independent certified public accountants. The historical consolidated statement of operations data for the periods ended March 31, 2001 and 2000 and balance sheet data as of March 31, 2001, included in the following selected financial data, have been derived from our financial statements that have not been audited, but that, in the opinion of our management, reflect all adjustments necessary for the fair presentation of that data for the interim periods. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results of operations for the full year, although we expect that we will incur a substantial operating loss for the year ending December 31, 2001. You should read the following information together with our consolidated financial statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of our Form 10-K and our Form 10-Q.



                                                                  THREE MONTHS ENDED           YEARS ENDED
                                                                       MARCH 31,               DECEMBER 31,
                                                                ---------------------         -------------
                                                                2001             2000             2000
                                                                ----             ----             ----

                                                                      (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(1):
Revenues, net .........................................     $ 1,049,536      $ 1,048,224      $ 4,411,048
Operating expenses:
     Technical and operating ..........................         448,920          440,028        1,696,907
     Retail electronics cost of sales(2) ..............         121,129          112,453          549,978
     Selling, general and administrative ..............         287,798          202,660        1,178,934
     Depreciation and amortization ....................         247,946          233,352        1,018,246
                                                            -----------      -----------      -----------
Operating income (loss) ...............................         (56,257)          59,731          (33,017)
Other income (expense):
     Interest expense, net ............................        (134,450)        (130,778)        (562,615)
     Provision for preferential payment to
           related party ..............................              --               --               --
     Write-off of deferred interest and
           financing costs(3) .........................          (6,380)              --           (5,209)
     Gain on redemption of subsidiary preferred stock .              --               --               --
     Equity in net loss of affiliates .................          (5,001)          (2,316)         (16,685)
     Gain on sale of cable assets and programming
           interests, net .............................       1,433,492               --        1,209,865
     Gain on investments, net .........................         214,579               --               --
     Impairment charges on investments ................              --               --         (146,429)
     Minority interests ...............................         (27,747)         (41,395)        (164,679)
     Miscellaneous, net ...............................          (4,116)            (737)         (51,978)
                                                            -----------      -----------      -----------
Income (loss) before income taxes .....................       1,414,120         (115,495)         229,253
Income tax expense ....................................        (286,245)              --               --
                                                            -----------      -----------      -----------
Net income (loss) .....................................     $ 1,127,875      $  (115,495)     $   229,253
                                                            ===========      ===========      ===========
Basic net income (loss) per share .....................     $      6.37      $     (0.67)     $      1.32
                                                            ===========      ===========      ===========
Diluted net income (loss) per share ...................     $      4.97      $     (0.67)     $      1.29
                                                            ===========      ===========      ===========

Deficiency of earnings available to cover fixed charges
     and preferred stock dividends ....................              --      $  (111,487)              --
                                                            ===========      ===========      ===========
Ratio of earnings to fixed charges and preferred stock
     dividends ........................................           8.39x               --            1.32x
                                                            ===========      ===========      ===========


                                                                                           YEARS ENDED
                                                                                           DECEMBER 31,
                                                            -----------------------------------------------------------------------
                                                                     1999             1998             1997                 1996
                                                                     ----             ----             ----                 ----
                                                                                      (DOLLARS IN THOUSANDS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA(1):
Revenues, net .........................................          $ 3,942,985      $ 3,265,143      $ 1,949,358         $ 1,315,142
Operating expenses:
     Technical and operating ..........................            1,535,423        1,268,786          853,800             538,272
     Retail electronics cost of sales(2) ..............              484,760          367,102               --                  --
     Selling, general and administrative ..............            1,203,119          906,465          514,574             313,476
     Depreciation and amortization ....................              893,797          734,107          499,809             388,982
                                                                 -----------      -----------      -----------         -----------
Operating income (loss) ...............................             (174,114)         (11,317)          81,175              74,412
Other income (expense):
     Interest expense, net ............................             (465,740)        (402,374)        (363,208)           (265,015)
     Provision for preferential payment to
           related party ..............................                   --             (980)         (10,083)             (5,600)
     Write-off of deferred interest and
           financing costs(3) .........................               (4,425)         (23,482)         (24,547)            (37,784)
     Gain on redemption of subsidiary preferred stock .                   --               --          181,738(4)               --
     Equity in net loss of affiliates .................              (19,234)         (37,368)         (27,165)            (82,028)
     Gain on sale of cable assets and programming
           interests, net .............................                   --          170,912          372,053                  --
     Gain on investments, net .........................                   --               --               --                  --
     Impairment charges on investments ................              (15,100)              --               --                  --
     Minority interests ...............................             (120,524)        (124,677)        (209,461)           (137,197)
     Miscellaneous, net ...............................               (1,470)         (19,218)         (12,606)             (6,647)
                                                                 -----------      -----------      -----------         -----------
Income (loss) before income taxes .....................             (800,607)        (448,504)         (12,104)           (459,859)
Income tax expense ....................................                   --               --               --                  --
                                                                 -----------      -----------      -----------         -----------
Net income (loss) .....................................          $  (800,607)     $  (448,504)     $   (12,104)        $  (459,859)
                                                                 ===========      ===========      ===========         ===========
Basic net income (loss) per share .....................          $     (5.12)     $     (3.16)     $     (0.12)        $     (4.63)
                                                                 ===========      ===========      ===========         ===========
Diluted net income (loss) per share ...................          $     (5.12)     $     (3.16)     $     (0.12)        $     (4.63)
                                                                 ===========      ===========      ===========         ===========

Deficiency of earnings available to cover fixed charges
     and preferred stock dividends ....................          $  (830,936)     $  (448,331)              --         $  (368,414)
                                                                 ===========      ===========      ===========         ===========
Ratio of earnings to fixed charges and preferred stock
     dividends ........................................                   --               --            1.14x                  --
                                                                 ===========      ===========      ===========         ===========

                                                         AS OF
                                                        MARCH 31,                         AS OF DECEMBER 31,
                                                       ----------          -----------------------------------------------
                                                          2001             2000            1999             1998
                                                          ----             ----            ----             ----
                                                                                                (DOLLARS IN THOUSANDS)
                                                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA(1):
Total assets......................................     $9,605,856         $8,273,290       $7,130,308      $7,061,025
Total debt........................................      6,913,613          6,539,461        6,094,701       5,357,608
Minority interests................................        581,499            587,985          592,583         719,007
Deficit investment in affiliates..................         --                     --               --              --
Redeemable preferred stock of CSC Holdings, Inc...      1,544,294          1,544,294        1,404,511       1,579,670
Stockholders' deficiency..........................     (1,639,009)        (2,529,879)      (3,067,083)     (2,611,685)


                                                           AS OF DECEMBER 31,
                                                      ----------------------------
                                                        1997            1996
                                                        ----            ----


CONSOLIDATED BALANCE SHEET DATA(1):
Total assets......................................      $5,614,788      $3,034,725
Total debt........................................       4,694,062       3,334,701
Minority interests................................         821,782              --
Deficit investment in affiliates..................              --         512,800
Redeemable preferred stock of CSC Holdings, Inc...       1,456,549       1,338,006
Stockholders' deficiency..........................      (2,711,514)     (2,707,026)



                                                                   AS OF
                                                                  MARCH 31,                     AS OF DECEMBER 31,
                                                                  --------          -----------------------------------------------
                                                                    2001            2000             1999             1998
                                                                    ----            ----             ----             ----
                                                                                                   (DOLLARS IN THOUSANDS)
STATISTICAL DATA (UNAUDITED)(1):
    CABLE:
        Homes passed by cable(5).................                 4,307,000        4,698,000        5,200,000        5,115,000
        Basic service subscribers................                 2,969,000        3,193,000        3,492,000        3,412,000
        Basic penetration(6).....................                     68.9%            68.0%            67.2%            66.7%
        Number of premium television units(7)....                 7,484,000        7,767,000        7,715,000        6,754,000
        Average number of premium units per basic
          subscriber(7)..........................                       2.5              2.4              2.2              2.0
        Average monthly revenue per basic subscriber(8)              $49.80           $46.57           $44.38           $42.56
     HIGH-SPEED INTERNET ACCESS:
        Homes released(9)........................                 2,303,000        2,000,000          978,000          639,000
        Customers................................                   303,800          238,500           52,100           11,217
        Customers as a percentage of
          homes released.........................                     13.2%            11.9%             5.3%             1.8%
     FINANCIAL RATIOS AND OTHER DATA (UNAUDITED)(1):
        Operating profit before depreciation
          and amortization to revenues...........                     18.3%            22.3%            18.3%            22.1%
        Total debt to operating profit before depreciation
          and amortization(10)...................                      9.0x             6.6x             8.5x             7.4x
        Operating profit before depreciation and                       1.4x             1.8x             1.5x             1.8x
          amortization to interest expense.......

                                                                              AS OF DECEMBER 31,
                                                                         ---------------------------
                                                                           1997             1996
                                                                           ----             ----

STATISTICAL DATA (UNAUDITED)(1):
    CABLE:
        Homes passed by cable(5).................                         4,398,000        3,858,000
        Basic service subscribers................                         2,844,000        2,445,000
        Basic penetration(6).....................                             64.7%            63.4%
        Number of premium television units(7)....                         4,471,000        4,221,000
        Average number of premium units per basic
          subscriber(7)..........................                               1.6              1.7
        Average monthly revenue per basic subscriber(8)                      $38.53           $36.71
     HIGH-SPEED INTERNET ACCESS:
        Homes released(9)........................                           124,000           --
        Customers................................                             2,226           --
        Customers as a percentage of homes released                            1.8%           --
     FINANCIAL RATIOS AND OTHER DATA (UNAUDITED)(1):
        Operating profit before depreciation
          and amortization to revenues...........                             29.8%            35.2%
        Total debt to operating profit before depreciation
          and amortization(10)...................                              8.1x             7.2x
        Operating profit before depreciation and
          amortization to interest expense.......                              1.6x             1.7x


--------------------------

(1) The consolidated statement of operations, consolidated balance sheet and statistical data reflect various acquisitions and dispositions of cable television systems and other businesses during the periods presented from the time of acquisition or disposition. Acquisitions during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for assets previously owned by Mr. Dolan, or affiliates of Mr. Dolan which were recorded at historical cost. Acquisitions and dispositions included: the transaction with AT&T relating to our Massachusetts cable television systems in January, 2001, the sale of our cable television system in Ohio to Adelphia Communications in 2000, the sale of our cable television system in Michigan to Charter Communications in 2000, the acquisition of cable television systems from TCI in 1998, the acquisition of The WIZ in 1998, the acquisition in 1998 of Clearview Cinemas and of certain movie theaters from Loews Cineplex, the disposition of various cable television systems in 1998, including U.S. Cable, the acquisition of additional interests in MSG in 1997, the contribution of interests in certain programming partnerships and MSG to the Regional Programming Partners partnership with Fox Sports Networks, LLC in 1997, the exchange in 1997 of an interest in Rainbow Media Holdings for NBC-Rainbow Holding Inc.'s interest in various programming partnerships, the acquisition in 1997 from Warburg Pincus Investors of interests in partnerships that owned cable television systems in Nashoba and Framingham, Massachusetts, the acquisition by MSG in 1997 of Radio City Music Hall, and the acquisitions in 1996 of Cablevision of Newark and the remaining interests in U.S. Cable.

(2) Beginning with the acquisition of the assets associated with The WIZ consumer electronics store locations in February 1998, we recorded cost of sales related to these operations, which include the costs of merchandise sold, including associated freight costs, as well as store occupancy and buying costs.

(3) In April 1996, we wrote off approximately $24.0 million of deferred interest and financing costs in connection with the refinancing of all indebtedness of V Cable and VC Holding, Inc. and the formation of Cablevision of Ohio. In September 1996, we wrote off approximately $10.7 million of deferred financing costs in connection with the refinancing of our credit agreement, and in the fourth quarter of 1996, an additional $3.1 million of deferred financing costs relating to our MFR subsidiary were written off in connection with a reorganization and refinancing of Cablevision MFR, Inc. In July 1997, we paid a premium of approximately $8.4 million to redeem our 10% Senior Subordinated Debentures due 2004 and wrote off deferred financing costs of approximately $5.3 million in connection therewith. Also in 1997, we wrote off deferred financing costs of $4.1 million in connection with the repayment of Cablevision of Ohio's bank debt and $6.5 million in connection with the amendment to and repayment of the term loans under the Madison Square Garden credit facility. In 1998, we paid a premium of $14.9 million to redeem the senior notes assumed by our CCG Holdings subsidiary in the Clearview Cinemas acquisition and wrote off deferred financing costs of $4.7 million in connection with the refinancing of our credit agreement. In 1999, we wrote off $4.4 million of deferred financing costs in connection with amendments to our credit agreement. In 2000, we wrote off $5.2 million of deferred financing costs in connection with amendments to, or termination of, our credit agreements. For the three months ended March 31, 2001, we wrote off $6.4 million in deferred financing costs in connection with the termination of a credit agreement.

(4) In July 1997, we redeemed the Series A convertible preferred stock of A-R Cable and recognized a gain principally representing the reversal of accrued preferred dividends in excess of amounts paid.

(5) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(6) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(7) Data for 1996, 1997 and 1998 have been restated to conform to the 1999 and subsequent definition.

(8) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the month of March or December, as the case may be, divided by the average number of basic subscribers for that month.

(9) Homes released are homes in areas that can be serviced by our high-speed cable modem service. Homes in additional areas are being released as we complete our cable plant upgrade and add other necessary equipment to support the high-speed cable modem business in those new areas. Homes released do not include multiple dwelling units passed by the cable plant that are not connected to it.

(10) Operating profit before depreciation and amortization is annualized for purposes of preparing interim financial ratios that include balance sheet items.

SELECTED CONSOLIDATING FINANCIAL DATA

           The following table sets forth selected consolidating financial data, as of and for the year ended December 31, 2000 and as of and for the three months ended March 31, 2001. The historical consolidating statement of operations data and consolidating balance sheet data, as of and for the period ended March 31, 2001, included in the following selected consolidating financial data, have been derived from our financial statements that have not been audited, but that, in the opinion of our management, reflect all adjustments necessary for the fair presentation of that data for that interim period. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results of operations for the full year, although we expect that we will incur a substantial operating loss for the year ending December 31, 2001. See "Business" for a discussion of which businesses and assets have been attributed to the Cablevision NY Group and the Rainbow Media Group. You should read the table below in conjunction with the information included in our Form 10-K and our Form 10-Q including our consolidated and combined financial statements that are included in those documents.

                                                          THREE MONTHS ENDED MARCH 31, 2001
                                               --------------------------------------------------------------      ---------------
                                                                                  ADJUSTMENTS/
                                                   CNYG            RMG           ELIMINATIONS    CONSOLIDATED        CNYG
                                               -----------      -----------      ------------    ------------      -----------
                                                                                  (DOLLARS IN THOUSANDS)
                                                                       (UNAUDITED)
CONSOLIDATING STATEMENT OF OPERATIONS (1):
Revenues, net ............................     $   918,142      $   136,142      $    (4,748)     $ 1,049,536      $ 3,946,430
Operating expenses:
   Technical and operating ...............         398,001           55,667           (4,748)         448,920        1,529,669
   Retail electronics cost of sales ......         121,129               --               --          121,129          549,978
   Selling, general and
      administrative .....................         231,209           56,589               --          287,798          985,590
   Depreciation and amortization .........         237,950            9,996               --          247,946          973,335
                                               -----------      -----------      -----------      -----------      -----------
Operating income (loss) ..................         (70,147)          13,890               --          (56,257)         (92,142)
Other income (expense):
   Interest expense, net .................        (121,474)         (12,976)              --         (134,450)        (512,019)
   Equity in net loss of affiliates ......          (3,516)          (1,485)              --           (5,001)            (724)
   Gain on sale of cable assets and
      programming interests, net .........       1,433,492               --               --        1,433,492        1,204,150
   Write-off of deferred interest and
      financing costs (2).................              --           (6,380)              --           (6,380)          (5,209)
   Gain (loss) on investments, net .......         214,832             (253)              --          214,579         (139,682)
   Minority interests ....................              --               --          (27,747)         (27,747)              --
   Miscellaneous, net ....................          (4,109)              (7)              --           (4,116)         (51,753)
                                               -----------      -----------      -----------      -----------      -----------
Income (loss) before income taxes ........       1,449,078           (7,211)         (27,747)       1,414,120          402,621
Income tax expense .......................        (286,245)              --               --         (286,245)              --
                                               -----------      -----------      -----------      -----------      -----------
Net income (loss) ........................       1,162,833           (7,211)         (27,747)       1,127,875          402,621
Dividend requirement applicable to
   Preferred Stock........................         (43,629)              --           43,629               --         (165,304)
                                               -----------      -----------      -----------      -----------      -----------
Net income (loss) ........................     $ 1,119,204      $    (7,211)     $    15,882      $ 1,127,875      $   237,317
                                               ===========      ===========      ===========      ===========      ===========

                                                         YEAR ENDED DECEMBER 31, 2000
                                              -----------------------------------------------
                                                                ADJUSTMENTS/
                                                  RMG           ELIMINATIONS     CONSOLIDATED
                                               -----------      ------------     ------------

CONSOLIDATING STATEMENT OF OPERATIONS (1):                       (unaudited)
Revenues, net ............................     $   484,816      $   (20,198)     $ 4,411,048
Operating expenses:
   Technical and operating ...............         187,436          (20,198)       1,696,907
   Retail electronics cost of sales ......              --               --          549,978
   Selling, general and
      administrative .....................         193,344               --        1,178,934
   Depreciation and amortization .........          44,911               --        1,018,246
                                               -----------      -----------      -----------
Operating income (loss) ..................          59,125               --          (33,017)
Other income (expense):
   Interest expense, net .................         (50,596)              --         (562,615)
   Equity in net loss of affiliates ......         (15,961)              --          (16,685)
   Gain on sale of cable assets and
      interests, net .....................           5,715               --        1,209,865
   Write-off deferred interest and
      financing costs (2).................              --               --           (5,209)
   Gain (loss) on investments, net .......          (6,747)              --         (146,429)
   Minority interests ....................              --         (164,679)        (164,679)
   Miscellaneous, net ....................            (225)              --          (51,978)
                                               -----------      -----------      -----------
Income (loss) before income taxes ........          (8,689)        (164,679)         229,253
Income tax expense .......................              --               --               --
                                               -----------      -----------      -----------
Net income (loss) ........................          (8,689)        (164,679)         229,253
Dividend requirement applicable to
Preferred Stock...........................              --          165,304               --
                                               -----------      -----------      -----------
Net income (loss) ........................     $    (8,689)     $       625      $   229,253
                                               ===========      ===========      ===========

                                                                         AS OF MARCH 31, 2001
                                                 -------------------------------------------------------------     -----------
                                                                                 ADJUSTMENTS/
                                                  CNYG            RMG            ELIMINATIONS     CONSOLIDATED        CNYG
                                                 ------           ---           -------------    -------------        ----
                                                                                                        (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
CONSOLIDATING BALANCE SHEET DATA
Total assets.............................      $ 9,164,153      $ 832,785        $(391,082)       $ 9,605,856      $ 7,786,689
Total debt...............................        6,521,339        392,274               --          6,913,613        6,146,025
Minority interests.......................              --             --           581,499            581,499               --
Deficit investment in affiliates.........              --          1,882            (1,882)                --               --
Redeemable preferred stock  of CSC
  Holdings, Inc. ........................        1,544,294             --               --          1,544,294        1,544,294
Group/Stockholders' deficiency...........         (783,681)      (273,829)        (581,499)        (1,639,009)      (1,676,820)

                                                             AS OF DECEMBER 31, 2000
                                                   -------------------------------------------
                                                                 ADJUSTMENTS/
                                                    RMG          ELIMINATIONS     CONSOLIDATED
                                                   ----          ------------     ------------
                                                                  (UNAUDITED)
CONSOLIDATING BALANCE SHEET DATA
Total assets.............................        $ 843,789        $(357,188)       $ 8,273,290
Total debt...............................          393,436               --          6,539,461
Minority interests.......................               --          587,985            587,985
Deficit investment in affiliates.........            2,367           (2,367)                --
Redeemable preferred stock of CSC
  Holdings, Inc. ........................               --              --           1,544,294
Group/Stockholders' deficiency...........         (265,073)        (587,986)        (2,529,879)

(Footnotes on next page)

---------------------------


(1) The consolidating statement of operations and balance sheet data reflects various acquisitions and dispositions of cable television systems and other businesses during the periods presented from the time of acquisition or disposition. Acquisitions and dispositions included the transactions with AT&T relating to our Massachusetts cable television systems in January, 2001, the sale of our cable television systems in Ohio to Adelphia Communications in 2000, and the sale of our cable television system in Michigan to Charter Communications in 2000. Acquisitions during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value.

(2) In 2000, we wrote off $5.2 million of deferred financing costs in connection with amendments to, or termination of, our credit agreements. For the three months ended March 31, 2001, we wrote off $6.4 million in deferred financing costs in connection with the termination of a credit agreement.

                                  RISK FACTORS

           You should consider carefully the risk factors described below, together with the other matters described in this prospectus or incorporated by reference, before deciding to invest in shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock.

                RISKS RELATING TO CABLEVISION SYSTEMS CORPORATION

WE HAVE SUBSTANTIAL INDEBTEDNESS AND WE ARE HIGHLY LEVERAGED AS A RESULT.

           We have incurred, and we will continue to incur in the future, substantial amounts of indebtedness to finance operations, expand cable operations and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred, and we will continue to incur, indebtedness in order to offer new services like high-speed Internet access, digital video and interactive services and residential telephone service to present and potential customers. In addition, we have borrowed, and we will continue to borrow, money from time to time to refinance existing indebtedness and redeem our mandatorily redeemable preferred stock. At March 31, 2001, the total indebtedness of CSC Holdings and our other subsidiaries and CSC Holdings' preferred stock aggregated $8.5 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our Form 10-Q, which provide more detailed information about our indebtedness and CSC Holdings' mandatorily redeemable preferred stock.

           Because of our substantial indebtedness and CSC Holdings' mandatorily redeemable preferred stock, we are highly leveraged. This means that our payments on our borrowings and our mandatorily redeemable preferred stock are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses, in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness and preferred stock will not.

OUR FINANCIAL STATEMENTS REFLECT NET LOSSES AND A STOCKHOLDERS' DEFICIENCY.

           We have reported recent net losses applicable to our common stockholders as follows:

                               FOR THE YEAR ENDED:
                               December 31, 1999.................................     $800.6 million
                               December 31, 1998.................................     $448.5 million

           Net losses applicable to common stockholders are calculated by subtracting from gross revenues: (1) operating expenses, including depreciation and amortization, (2) interest expense, (3) preferred stock dividends of CSC Holdings, (4) other income and expenses, and (5) net profit or loss from affiliate operations.

           As a result of $1.2 billion in gains from our sale of cable television systems to Charter Communications, Inc. and Adelphia Communications Corporation for common stock and cash, we had net income applicable to our common stockholders of $229.3 million in 2000. As a result of $1.4 billion in gains from the sale of our cable television systems in Boston and eastern Massachusetts to AT&T in January 2001, we had net income applicable to our common stockholders of $1.1 billion in the quarter ended March 31, 2001. Absent these substantial gains from asset sales, we would have incurred significant net losses in 2000 and in the first quarter of 2001.

           The net losses described above primarily reflect our high interest expense, preferred stock dividends of CSC Holdings (reflected as minority interests) and depreciation and amortization charges, which we expect will continue to increase. As a result of our historic net losses, at December 31, 2000 and March 31, 2001, we had a stockholders' deficiency of $2.5 billion and $1.6 billion, respectively. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our Form 10-Q, which provide more detailed information about these net losses.

           We believe that our net losses will continue and remain substantial for the foreseeable future because we expect:

           - interest expense and preferred stock dividends, as well as depreciation and amortization charges relating to our existing businesses, will remain high for the foreseeable future,

           - future indebtedness incurred and preferred stock (including our Series A convertible preferred stock) issued to fund acquisitions and the development of our existing and new businesses, including, but not limited to, capital expenditures and additional investments in our cable television plant and programming operations, will result in higher levels of interest expense and preferred stock dividend requirements, and

           - expenses and depreciation relating to each new service we offer to be particularly high in relation to the amount of revenues the new service will generate in its first years of operation resulting in significant net losses each time we begin offering a new service or supporting a new business we acquire.

WE WILL NEED SIGNIFICANT ADDITIONAL BORROWINGS, AND WE HAVE COMMITTED TO SIGNIFICANT FUTURE CAPITAL EXPENDITURES AND OTHER CAPITAL COMMITMENTS.

           Our business is very capital intensive. Operating, maintaining and upgrading our cable television plant require significant amounts of cash payments to third parties. In addition, we are incurring, and will continue to incur, significant expenses to start up and operate new businesses, like high-speed Internet access, digital video service and residential telephone service, and to roll out the non-Long Island based commercial telephone businesses. Capital expenditures for our cable and other telecommunications operations, including investments for our continued cable network rebuild, digital set top boxes, related digital equipment and services as well as consumer and commercial cable modem services were $598 million in 1999 and $1,033 million in 2000 and are forecast to be between $1.0 billion and $1.1 billion in 2001 and between $1.5 billion and $1.7 billion in 2002. Capital expenditures for all other consolidated operations, including Rainbow Media, The WIZ, Clearview Cinemas and corporate activities, are forecast to be between $255 million and $285 million in 2001. We expect these expenses to continue at high levels over the next several years, as we continue to introduce these and possibly other new services to our customers.

           The forecast capital expenditures for 2001 and 2002 do not include any capital expenditures for our direct broadcast satellite business, which will become a consolidated operation upon the consummation of a pending transaction. Depending on the scope of our pursuit of a direct broadcast satellite business, significant additional funding may be required.

           We have a minority investment in Northcoast Communications, LLC, which owns licenses to operate a wireless personal communication services business in certain communities, including Cleveland, New York and Boston, and which began operations in Cleveland in 2001. The buildout of the wireless network in these communities will require significant expenditures by Northcoast. We may decide to make additional investments in Northcoast in order to allow Northcoast to pursue some or all of the buildout but we have no obligation to do so.

           We also incur significant start-up costs in funding new cable programming services before they have positive cash flow, typically during their start-up and development. Our acquisition and development of programming, entertainment facilities and other businesses, like electronics retailing and movie theaters, also result in significant expenditures. We also pay a significant amount of interest in respect of our outstanding indebtedness and significant amounts of cash will be required to repay our existing indebtedness and redeem our mandatorily redeemable preferred stock.

           We will not be able to generate sufficient cash internally to finance these projects, to repay our indebtedness at maturity and redeem CSC Holdings' redeemable exchangeable preferred stock at the mandatory redemption dates. Because we will be unable to generate sufficient cash internally for these purposes, we will have to do one of the following:

           - raise additional capital, through debt or equity issuances or both,

           - cancel or scale back current and future spending programs, or

           -         sell assets or interests in one or more of our businesses.

           However, you should not assume that we will be able to raise any required additional capital. If we are unable to pursue our current and future spending programs, we may not be able to compete effectively as a result.

           Some of our subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. For example, rights agreements with sports teams under which we carry games on our programming networks almost always involve multi-year contracts that are difficult and expensive to terminate. The acquisition and development activities of some of our subsidiaries, like the acquisition of entertainment businesses and the acquisition and development of entertainment facilities, will also result in significant expenditures.

           Accordingly, if we are forced to cancel or scale back current and future spending programs as described above, our choice of which spending programs to cancel or scale back may be limited.

WE ARE A HOLDING COMPANY AND CONDUCT OUR OPERATIONS THROUGH OUR SUBSIDIARIES. ACCORDINGLY, OUR ABILITY TO MEET OUR OBLIGATIONS AND MAKE PAYMENTS ON OUR CAPITAL STOCK DEPENDS ON OUR SUBSIDIARIES' ABILITY TO SEND US FUNDS.

           Our operations are, and are expected to continue to be, conducted through our wholly owned subsidiary, CSC Holdings, and our other subsidiaries. As a result, our cash flow, our ability to meet our obligations and our ability to make payments on our capital stock will depend on the ability of CSC Holdings and our other subsidiaries to make payments and distributions to us. Their ability to do so depends upon a number of factors relating to our subsidiaries:

                     Financial Condition and Results. Payments to us by our subsidiaries will depend on our subsidiaries' financial results, financial condition and other business considerations.

                     Contractual Limitations. Payments to us by our subsidiaries will be limited by the terms of agreements to which they are parties. Certain of the debt instruments of CSC Holdings and our other subsidiaries contain covenants that restrict their ability to pay dividends and to enter into arrangements (including the making of loans and advances) to related parties (such as us).

                     Legal Limitations. Payments to us by CSC Holdings are limited by applicable law. Under Delaware law, dividends on capital stock may only be paid from "surplus" or, if there is no surplus, from the corporation's net profits for the then current or the preceding fiscal year. Although CSC Holdings had net earnings in 2000 and may have net earnings in 2001 (in each case as a result of significant asset sales), we do not anticipate that CSC Holdings will have net profits for the foreseeable future thereafter and its ability to pay dividends to us will require the availability of adequate "surplus". As of March 31, 2001, CSC Holdings' total liabilities, together with preferred stock and minority interests, exceeded its total assets by $1.7 billion. Accordingly, in connection with dividend payments to us, its board of directors will have to determine that it has adequate surplus on the basis of valuations of its assets at higher amounts than are reflected in its financial statements. There can be no assurance that its board of directors will be able to determine that it has adequate surplus available to make any such dividend payments to us.

                     Structural Subordination. Our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and, as a result, the right of the holders of our Series A convertible preferred stock and Cablevision NY Group Class A common stock to participate in those assets, will be effectively subordinated to the claims of creditors, including trade creditors, and the holders of preferred stock of CSC Holdings and our subsidiaries. This may affect our ability to make payments on our Series A convertible preferred stock and Cablevision NY Group Class A common stock.

SIGNIFICANT RESTRICTIVE COVENANTS IN OUR FINANCING AGREEMENTS LIMIT OUR FLEXIBILITY.

           Our credit agreement and some of our debt instruments contain various financial and operating covenants which, among other things, require the maintenance of financial ratios and restrict the relevant borrower's ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default which would permit the parties who have lent money under our credit agreement and such other debt instruments to:

           - restrict our ability to borrow undrawn funds under our credit agreement, and

           - require the immediate repayment of the borrowings under our credit agreement and such other debt instruments.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE
FUTURE.

           Cablevision is a holding company with no operating assets. Accordingly, our ability to pay dividends is dependent upon the receipt of dividends from our subsidiaries. Various loan agreements and debt instruments to which our subsidiaries are parties currently limit the payment of dividends, and, in any event, we do not expect to pay any dividends for the foreseeable future on our common stock.

A SIGNIFICANT AMOUNT OF OUR BOOK VALUE CONSISTS OF INTANGIBLE ASSETS.

           At March 31, 2001, we reported $9.6 billion of consolidated total assets, of which $2.9 billion were intangible. Intangible assets include assets like franchises from city and county governments to operate cable television systems, affiliation agreements, amounts representing the cost of some acquired assets in excess of their fair value and some deferred costs associated with past financings, acquisitions and other transactions.

           You should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets. We urge you to read carefully our consolidated financial statements contained in our Form 10-K and our Form 10-Q, which provide more detailed information about these intangible assets.

WE ARE CONTROLLED BY THE DOLAN FAMILY.

           As of May 4, 2001, our chairman, Charles F. Dolan, owned less than 1% of the Cablevision NY Group Class A common stock and the Rainbow Media Group Class A tracking stock, 54.2% of the Cablevision NY Group Class B common stock and the Rainbow Media Group Class B tracking stock and 41.4% of the total voting power of all the outstanding common stock. In addition, as of May 4, 2001, certain trusts for the benefit of members of his family owned 2.4% of the Cablevision NY Group Class A common stock and the Rainbow Media Group Class A tracking stock, 45.8% of the Cablevision NY Group Class B common stock and the Rainbow Media Group Class B tracking stock and 35.4% of the total voting power of all the outstanding common stock. The Dolan family is therefore able to prevent or cause a change in control of Cablevision and no person interested in acquiring Cablevision or the assets and businesses comprising the Cablevision NY Group or the Rainbow Media Group will be able to do so without obtaining the consent of the Dolan family.

           As a result of Mr. Dolan's stock ownership and the stock ownership of his family members, Mr. Dolan has the power to elect all the directors of Cablevision subject to election by holders of Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock. In addition, Dolan family members may control stockholder decisions on matters in which holders of all classes and series of Cablevision common stock vote together as a single class or in which there are separate class votes of the Cablevision NY Group common stock or the Rainbow Media Group tracking stock. These matters could include the amendment of some provisions of Cablevision's certificate of incorporation and the approval of fundamental corporate transactions.

           In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock, voting separately as a class, is required to approve:

           - the authorization or issuance of any additional shares of Class B stock, and

           - any amendment, alteration or repeal of any of the provisions of Cablevision's certificate of incorporation that adversely affects the powers, preferences or rights of the Class B stock.

Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B stock beneficially owned by Mr. Dolan and his spouse will not be modified as a result of any transfer of legal or beneficial ownership of the Class B stock.

WE HAVE GRANTED REGISTRATION RIGHTS COVERING A PORTION OF OUR SHARES.

           On May 4, 2001, 133,038,780 shares of Cablevision NY Group Class A common stock and 66,520,372 shares of Rainbow Media Group Class A tracking stock were outstanding.

           Cablevision has granted to each of Charles F. Dolan, some Dolan family interests, the Dolan Family Foundation, John Tatta, a director of Cablevision, and some Tatta family interests registration rights with respect to the shares of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock held by them, as well as with respect to shares of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock issuable upon conversion of shares of Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock, respectively. The registration rights may be exercised provided that the shares requested to be registered in any single offering have an aggregate market value of at least $3,000,000.

           As of May 4, 2001, the direct or indirect subsidiaries of AT&T holding 48,942,172 shares of Cablevision NY Group Class A common stock and 24,471,086 shares of Rainbow Media Group Class A tracking stock have registration rights with respect to their shares of Cablevision NY Group Class A common stock. On April 5, 2001, AT&T delivered to us a demand request to register 30 million of its shares of Cablevision NY Group Class A common stock. On May 4, 2001, we exercised our right temporarily not to proceed with that demand registration.

            We have also granted NBC-Rainbow Holding registration rights with respect to the 44,700,000 shares of Rainbow Media Group Class A tracking stock it will receive upon exchange of its Rainbow Media Holdings equity securities over a period of up to nine years. In addition, we have granted a financial institution certain registration rights for shares of Cablevision Class A common stock that the financial institution may dispose of when settling up to $100 million of obligations that we may create under a forward swap contract facility that is described in our Form 10-K under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Financial Instruments."

           Sales of a substantial number of shares of Class A common stock or Class B common stock of either Group could adversely affect the market price of the Class A common stock of either or both Groups and could impair our future ability to raise capital through an offering of our equity securities.

REGULATORY RISKS ARE INHERENT AND SUBSTANTIAL IN OUR BUSINESSES.

           General. The FCC and state and local governments extensively regulate the basic rates we may charge our customers for video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming businesses, our telephone business and possibly in the future, our high-speed Internet access business. Any action by the FCC, the states of New York, New Jersey or Connecticut, or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material financial effect on us.

           For example, in 1992, Congress enacted the Cable Television Protection and Competition Act of 1992 (the "1992 Cable Act"), which was a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the FCC ordered reductions in cable television rates based on the 1992 Cable Act. Congress subsequently enacted the Telecommunications Act of 1996, which relaxed the regulation of higher tier cable television rates. This higher tier rate deregulation went into effect on March 31, 1999. The regulation by local governments of basic cable rates will continue in most communities in which we operate.

           Recent FCC and Congressional issues may affect our businesses. A federal appellate court recently held unconstitutional the FCC's national 30% limit on the number of households that any cable company can serve. This ruling could affect us because of AT&T's investment in Cablevision through its acquisition of TCI.

           Some parties have proposed statutory and regulatory requirements that would force cable systems to provide carriage to third-party Internet service providers. The FCC thus far has rejected these requests, but legislation has been introduced in Congress and several state legislatures that would effectively require that this access be provided. We cannot predict at this time whether or to what extent this legislation might be successful or whether the FCC might reevaluate its initial conclusion not to impose such regulation. Several federal court decisions have invalidated local franchising authority requirements that the cable system in the community provide access to all third-party Internet service providers. Some local franchising authorities where we operate might attempt to impose a similar requirement on us. These local franchising authority actions, and the subsequent court decisions, have led the FCC to open an inquiry into how to classify the provision of this service by a cable system or other multichannel video provider, and whether to impose any regulatory obligations on such a service.

           Our current franchises are generally non-exclusive, and our franchisors need not renew our franchises. Our cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non-renewal or termination under some circumstances.

           In some cases, franchises have not been renewed at expiration, and we operate under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities.

WE ARE EXPOSED TO A SIGNIFICANT AND CREDIBLE RISK OF COMPETITION.

           General. Cable operators compete with a variety of television programming distribution systems, including:

           -         broadcast television stations,

           -         direct broadcasting satellite systems,

           -         multichannel multipoint distribution services,

           -         satellite master antenna systems, and

           -         private home dish earth stations.

For example, two direct broadcasting satellite systems are now operational in the United States. Companies with substantial resources like Hughes Electronics Corp. have invested in direct broadcast satellite systems. Cable systems also compete with the entities that make videotaped movies and programs available for home rental.

           The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems," a wired video delivery system similar to a cable television system that may not require a local cable franchise. RCN, an open video system operator that teams with electric utilities, is currently operating systems in parts of New York City and New Jersey that compete with us. Additional video competition to cable systems is possible from new wireless local multipoint distribution services authorized by the FCC, for which spectrum has been recently auctioned by the FCC.

           The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator, like our subsidiary Rainbow Media Holdings, from:

           - unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service, and

           - unreasonably refusing to sell service to any multichannel video programming distributor.

           Competition from telephone companies. The Cable Communications Policy Act of 1984 barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repealed this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to some regulatory requirements. Southern New England Telephone Co. in Connecticut obtained a statewide franchise to construct and operate cable television systems in several communities in which we currently hold cable franchises, and began offering service in competition with us, but has now successfully petitioned the state to discontinue its video operations. In addition to now being able to compete with us for video customers, telephone companies are substantial competitors to our high-speed Internet access and switched telephone businesses.

           Competition for Programming. Rainbow Media Holdings competes with other programming networks to secure desired programming. Most of Rainbow Media Holdings' programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for such programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries or sports teams may have a competitive advantage over Rainbow Media Holdings in this area. For example, in connection with the settlement of a lawsuit between MSG Network and the YankeeNets LLC relating to future telecast rights of New York Yankees baseball games, MSG's rights to broadcast 85 New York Yankees baseball games on our MSG Network during 2002 are subject to an option to buy back these rights for $30 million, exercisable by YankeeNets prior to June 22, 2001. YankeeNets owns the New York Yankees, a professional baseball team.

                     RISK FACTORS RELATING TO TRACKING STOCK

THE MARKET PRICE OF CABLEVISION NY GROUP COMMON STOCK MAY NOT REFLECT THE PERFORMANCE OF THE CABLEVISION NY GROUP AS WE INTEND.

           We cannot assure you that the market price of Cablevision NY Group common stock will in fact reflect the performance of the Cablevision NY Group as we intend. Holders of Cablevision NY Group common stock continue to be common stockholders of Cablevision and, as such, are subject to all risks associated with an investment in Cablevision and all of our businesses, assets and liabilities. The market price of Cablevision NY Group Class A common stock could simply reflect the performance of Cablevision as a whole, or the market price could more independently reflect the performance of the business of the Cablevision NY Group. Investors may discount the value of the Cablevision NY Group stock because it is part of a common enterprise rather than a stand-alone entity.

THE MARKET PRICE OF CABLEVISION NY GROUP CLASS A COMMON STOCK COULD BE ADVERSELY AFFECTED BY EVENTS INVOLVING THE RAINBOW MEDIA GROUP OR THE PERFORMANCE OF THE RAINBOW MEDIA GROUP CLASS A TRACKING STOCK.

           Events, such as earnings announcements or announcements of new products or services and acquisitions or dispositions that the market does not view favorably and thus adversely affect the market price of Rainbow Media Group Class A tracking stock, may adversely affect the market price of the Cablevision NY Group Class A common stock. Because both series are common stock of Cablevision, an adverse market reaction to one series of stock may, by association, cause an adverse reaction to the other series of stock. This could occur even if the triggering event was not material to Cablevision as a whole.

HOLDERS OF CABLEVISION NY GROUP COMMON STOCK ARE COMMON STOCKHOLDERS OF CABLEVISION AND ARE, THEREFORE, SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN CABLEVISION AS A WHOLE, EVEN IF THEY DO NOT OWN RAINBOW MEDIA GROUP TRACKING STOCK.

           Even though we have allocated (for financial reporting purposes) all of our consolidated assets, liabilities, revenue, expenses and cash flow between the Cablevision NY Group and the Rainbow Media Group in order to prepare their respective financial statements, the issuance of tracking stock does not change the legal title to any assets or responsibility for any liabilities and does not affect the rights of any of our creditors. The Rainbow Media Group and the Cablevision NY Group are not separate legal entities and as such cannot own assets, issue securities or enter into legally binding agreements. Further, holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock do not have any legal rights related to specific assets of either the Cablevision NY Group or the Rainbow Media Group and, in any liquidation, will receive a share of the net assets of Cablevision based on the relative market capitalization of Cablevision NY Group common stock and Rainbow Media Group tracking stock rather than on any assessment of their respective actual values. Holders of Cablevision NY Group common stock are common stockholders of Cablevision and, as such, are subject to all risks associated with an investment in Cablevision and all of our businesses, assets and liabilities. For example, if the cash flow of either the Cablevision NY Group or the Rainbow Media Group is insufficient to satisfy any debt owed by that Group or any inter-Group loans, both the Cablevision NY Group and the Rainbow Media Group would be adversely affected.

IF CABLEVISION RUNS INTO FINANCIAL DIFFICULTY, THE VALUE OF CABLEVISION NY GROUP COMMON STOCK MAY SUFFER FOR REASONS HAVING NOTHING TO DO WITH THE PROSPECTS FOR THE CABLEVISION NY GROUP.

           Financial results of either the Cablevision NY Group or the Rainbow Media Group will affect Cablevision's consolidated results of operations, financial position and borrowing costs. Because Cablevision NY Group common stock and Rainbow Media Group tracking stock are series of stock of Cablevision, investors may attribute negative results for the Rainbow Media Group to the Cablevision NY Group and the stock of the Cablevision NY Group may decline if there are perceived negative results relating to the Rainbow Media Group's business.

WE COULD BE REQUIRED TO USE ASSETS ATTRIBUTED TO THE CABLEVISION NY GROUP TO PAY THE LIABILITIES ATTRIBUTED TO THE RAINBOW MEDIA GROUP.

           The assets we attribute to the Cablevision NY Group could be subject to the liabilities attributed to the Rainbow Media Group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the Cablevision NY Group. No provision of our charter prevents us from using the assets attributed to the Cablevision NY Group to satisfy the liabilities attributed to the Rainbow Media Group.

THE FINANCIAL EFFECTS FROM THE RAINBOW MEDIA GROUP COULD ADVERSELY AFFECT THE CABLEVISION NY GROUP'S ABILITY TO PAY DIVIDENDS.

           Net losses of either the Rainbow Media Group or the Cablevision NY Group and dividends paid on shares of Cablevision NY Group common stock or Rainbow Media Group tracking stock will reduce the dividends we can pay on each series of common stock under Delaware law. In addition, any dividends or distributions on, or repurchases of, either series of common stock will reduce the assets of Cablevision legally available for dividends on both series of common stock. Accordingly, you should read the financial information for each Group together with the financial information for the other Group and for Cablevision.

WE MAY NOT PAY DIVIDENDS EQUALLY ON CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK.

           Although, as stated above, we do not intend to pay dividends on our common stock in the foreseeable future, we have the right to pay dividends on Cablevision NY Group common stock or Rainbow Media Group tracking stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

           - the financial performance of either the Cablevision NY Group or the Rainbow Media Group,

           - the amount of assets available for dividends on either series,

           -         the amount of prior dividends declared on either series, or

           -         any other factor.

In addition, any dividends or distributions on, or repurchases of, either series of common stock will reduce the assets of Cablevision legally available for dividends on both that series and the other series.

HAVING TWO SERIES OF COMMON STOCK COULD CREATE CONFLICTS OF INTEREST AND OUR BOARD OF DIRECTORS MAY MAKE DECISIONS THAT ADVERSELY AFFECT HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND/OR RAINBOW MEDIA GROUP TRACKING STOCK.

           Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. In addition, due to the extensive relationships between the Cablevision NY Group and the Rainbow Media Group, there may be inherent conflicts of interests between the two Groups. Officers and directors of Cablevision owe fiduciary duties to both classes of stockholders. The fiduciary duties owed by such officers and directors are to Cablevision as a whole, and decisions deemed to be in the best interest of Cablevision may not be in the best interest of a Group when considered on its own. Examples include:

           - our decisions as to the business relationships between the Cablevision NY Group and the Rainbow Media Group and the terms of those relationships, including payments from one Group to the other,

           - our decisions as to how to allocate consideration to be received in connection with a merger involving Cablevision between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock,

           - our decisions as to whether and to what extent the two Groups compete with each other and how corporate opportunities are allocated between the two Groups,

           - our decisions as to whether and how to make transfers of funds from one Group to the other and, more generally, our decisions as to other operational and financial matters that could be considered detrimental to one Group or the other,

           - our decisions as to whether and when to exchange Rainbow Media Group tracking stock for Cablevision NY Group common stock,

           - our decisions as to whether and when to approve dispositions of assets of either the Cablevision NY Group or the Rainbow Media Group, and

           - our decisions as to whether to pay dividends on Cablevision NY Group common stock and/or Rainbow Media Group tracking stock.

           In addition, if directors own disproportionate interests (in percentage or value terms) in Cablevision NY Group common stock and Rainbow Media Group tracking stock, that disparity could create or appear to create conflicts of interest when they are faced with decisions that could have different implications for the different Groups.

           We have adopted only a very limited number of specific procedures for consideration of matters involving a divergence of interests among holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock. Rather than develop additional specific procedures in advance, our board of directors intends to exercise its judgment from time to time, depending on the circumstances, as to how best to (a) obtain information regarding the divergence (or potential divergence) of interests, (b) determine under what circumstances to seek the assistance of outside advisers, (c) determine whether a committee of the board of directors should be appointed to address the matter, and (d) assess which available alternative is in the best interests of Cablevision and its stockholders.

           Our board of directors believes the advantages of retaining flexibility in determining how to fulfill its responsibilities in such circumstances as they may arise outweighs any perceived advantages from adopting additional specific procedures in advance.

HOLDERS OF CABLEVISION NY GROUP COMMON STOCK MAY NOT HAVE ANY REMEDIES IF ANY ACTION BY DIRECTORS OR OFFICERS HAS AN ADVERSE EFFECT ON A CLASS OF STOCK RELATED TO THE CABLEVISION NY GROUP.

           Principles of Delaware law and provisions of our amended charter may protect decisions of our board of directors that have a disparate impact upon holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock. Under Delaware law, our board of directors has a duty to act with due care and in the best interests of all of Cablevision's stockholders, including the holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock. Having two series of common stock, however, could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series.

           Principles of Delaware law established in cases involving differing treatment of two classes of common stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. Decisions by directors or officers involving differing treatment of tracking stocks may be judged under the business judgment rule. The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to Cablevision if that person acts in a manner he or she believes in good faith to be in the best interests of Cablevision as a whole, and not of either Group. As a result, in some circumstances, our directors or officers may even be required to make a decision that is adverse to the holders of one series of common stock. Therefore, under the principles of Delaware law referred to above and the "business judgment rule," you may not be able to challenge decisions that have a disparate impact upon holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock if our board of directors:

           - is disinterested and adequately informed with respect to such decisions, and

           - acts in good faith and in the honest belief that it is acting in the best interests of all of Cablevision's stockholders.

           If, for example, our board of directors were to make a decision that it in good faith believed to be in the best interest of Cablevision as a whole, and such decision had a negative impact on Cablevision NY Group common stock and a positive impact on Rainbow Media Group tracking stock, holders of Cablevision NY Group common stock may not be able successfully to challenge our board of directors' decision.

           In addition, under our amended charter, each stockholder is, to the fullest extent permitted by law, deemed to have approved and ratified each determination or decision of our board of directors and to have waived any claim on behalf of the corporation and such stockholder based upon the fact, belief, claim or allegation that such determination or decision has had or will have a direct or indirect impact on the holders of common stock of one Group that is adverse in relation to the holders of common stock of the other Group.

OUR BOARD OF DIRECTORS MAY MAKE OPERATIONAL AND FINANCIAL DECISIONS AFFECTING THE CABLEVISION NY GROUP AND THE RAINBOW MEDIA GROUP DIFFERENTLY.

           Our board of directors, in its sole discretion, will make operational and financial decisions and implement policies that will affect the businesses of the Cablevision NY Group and the Rainbow Media Group differently. Examples include:

           - transfers of funds between the Cablevision NY Group and the Rainbow Media Group,

           - the manner of accounting for transfers between the Cablevision NY Group and the Rainbow Media Group,

           -         the amount of funds expended for capital expenditures,

           - other transactions between the Cablevision NY Group and the Rainbow Media Group,

           - the allocation of tax liabilities and other tax-related items between the Cablevision NY Group and the Rainbow Media Group,

           - the allocation of financing opportunities in public markets, and

           - the allocation of business opportunities, resources and personnel.

Decisions of our board of directors may favor either the Cablevision NY Group or the Rainbow Media Group at the expense of the other. If the financial markets do not view a transfer as fair to both Groups, then one series of stock may be adversely affected. For example, the decision to provide funds for one Group may adversely affect the ability of the other Group to obtain funds sufficient to implement its growth strategies.

OUR BOARD OF DIRECTORS HAS SOLE DISCRETION TO ADMINISTER OUR TREASURY ACTIVITIES AND THIS DISCRETION MAY INCREASE THE RISK TO A HOLDER OF CABLEVISION NY GROUP COMMON STOCK.

           It is within our board's sole discretion to change, eliminate or add to the treasury activities described in our amended charter and such changes may affect one Group and the common stockholders of that Group adversely. For example, cash proceeds from the issuance of securities by the Cablevision NY Group may be loaned to or invested in entities in the Rainbow Media Group. This discretion may make it riskier to be a holder of Cablevision NY Group common stock than a holder of our common stock prior to the tracking stock distribution and re-designation.

           In the event that our board determines in its business judgment that it is appropriate for the Cablevision NY Group to provide funding to the Rainbow Media Group or for the Rainbow Media Group to provide funding to the Cablevision NY Group, our board will also determine whether such a cash transfer should be treated as a revolving credit advance, long-term loan, preferred stock or other type of investment. Factors our board may consider in this determination may include:

           -         the current and projected capital structure of each Group,

           - the relative levels of internally generated funds of each Group,

           -         the financing needs and objectives of the recipient Group,

           -         the investment objectives of the transferring Group,

           - the availability, cost and timing associated with alternative financing sources, and

           -         prevailing interest rates and general economic conditions.

           The determination of our board of directors as to how to account for a cash transfer will affect the amount of interest expense and interest income and stockholders' equity as reflected in the financial statements of the Cablevision NY Group and the Rainbow Media Group.

           If either the Cablevision NY Group or the Rainbow Media Group is unable to repay advances or loans owed to the other Group, both Groups would be adversely affected. Also, if either the Cablevision NY Group or the Rainbow Media Group extends an advance or loan to the other Group at an interest rate below the lending Group's cost of funds or opportunity cost, the lending Group's results would be adversely affected to the extent of the difference.

OUR BOARD OF DIRECTORS MAY CHANGE OUR TRACKING STOCK POLICY STATEMENT TO THE DETRIMENT OF ONE GROUP WITHOUT STOCKHOLDER APPROVAL.

           Our tracking stock policy statement is set forth under "Description of Capital Stock -- Description of Cablevision NY Group Class A Common Stock -- Tracking Stock Policy Statement". Our board of directors may at any time change, or make exceptions to, the policies set forth in our tracking stock policy statement with respect to the relationships between the Groups or other matters, or may adopt additional policies, without stockholder approval. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage the holders of one series of common stock, and advantage the holders of another series of common stock.

STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER INVOLVING ALL OF CABLEVISION AMONG HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND HOLDERS OF RAINBOW MEDIA GROUP TRACKING STOCK.

           Our amended charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving all of Cablevision is to be allocated between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock. In any such merger or consolidation, the different ways our board of directors may divide the consideration might have materially different results. As a result, the consideration to be received by holders of Cablevision NY Group common stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

WE MAY DISPOSE OF ASSETS OF EITHER THE CABLEVISION NY GROUP OR THE RAINBOW MEDIA GROUP WITHOUT YOUR APPROVAL.

           Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Cablevision. As long as the assets attributed to either the Cablevision NY Group or the Rainbow Media Group represent less than substantially all of Cablevision's assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stockholder approval. For example, based on the initial composition of the Rainbow Media Group, a sale of all of the Rainbow Media Group would not be considered a sale of substantially all the assets of Cablevision.

           If we dispose of all or substantially all of the assets of the Rainbow Media Group (defined for this purpose as 80% of the Rainbow Media Group's assets by fair market value), we would be required, if the disposition is not an exempt disposition under the terms of our amended charter, to choose one of the following three alternatives:

           - declare and pay a dividend on Rainbow Media Group tracking stock,

           -         redeem shares of Rainbow Media Group tracking stock, or

           - exchange shares of Cablevision NY Group common stock for outstanding shares of Rainbow Media Group tracking stock at a 10% premium.

           In such a transaction, holders of Rainbow Media Group tracking stock may receive less or more value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of the Rainbow Media Group. In addition, if we elect to complete an exchange in connection with the disposition, such exchange could be completed at a time when Rainbow Media Group tracking stock may be considered to be undervalued or overvalued.

           The terms of our amended charter do not include a similar requirement for the Cablevision NY Group.

           Our board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Cablevision NY Group common stock or Rainbow Media Group tracking stock.

IF OUR BOARD OF DIRECTORS CAUSES A SEPARATION OF THE RAINBOW MEDIA GROUP FROM CABLEVISION, ANY OR ALL SERIES OF STOCK MAY SUFFER A LOSS IN VALUE.

           Our board of directors may, without stockholder approval, declare that all outstanding shares of Rainbow Media Group tracking stock will be exchanged for shares of one or more wholly-owned subsidiaries of Cablevision that own all of the assets and liabilities attributed to the Rainbow Media Group. Such an exchange would result in the subsidiary or subsidiaries becoming independent of Cablevision. If our board of directors chooses to exchange shares of Rainbow Media Group tracking stock:

           - the market value of the subsidiary shares received in that exchange could be or become less than the market value of the tracking stock exchanged; and/or

           - the market value of Cablevision NY Group common stock could decrease from its market value before the exchange.

The market value of the subsidiary shares and/or Cablevision NY Group common stock may decrease in part because the subsidiary and/or our remaining businesses may no longer benefit from the advantages of doing business under common ownership with the other Group. Specifically, they will no longer be able to take advantage of our strategic and operational benefits, shared managerial expertise, synergies and cost savings in corporate overhead.

HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK DO NOT HAVE SHAREHOLDER RIGHTS ASSOCIATED WITH TRADITIONAL COMMON STOCK.

           Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock do not have shareholder rights associated with traditional common stock. Neither the Cablevision NY Group nor the Rainbow Media Group has a separate board of directors to represent solely the interests of that Group. Consequently, there is no board of directors that owes any separate duties to the holders of any series of stock.

HOLDERS OF A SERIES OF STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THEIR GROUP THAN IF THEIR GROUP WERE A SEPARATE COMPANY.

           If we sell 80% or more of the properties and assets attributed to either Group and the Group to which the sold assets were attributed were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the stock related to that Group. In addition, we cannot assure you that the net proceeds per share of each series of stock related to that Group will be equal to or more than the market value per share of the series of common stock prior to or after announcement of a sale.

HOLDERS OF RAINBOW MEDIA GROUP TRACKING STOCK VOTE TOGETHER WITH HOLDERS OF CABLEVISION NY GROUP COMMON STOCK AND HAVE LIMITED SEPARATE VOTING RIGHTS.

           Holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock vote together as a single class, except in certain limited circumstances provided under our amended charter and under Delaware law, such as amendments to our amended charter adversely affecting one class. Each share of Cablevision NY Group common stock has two times the voting power of a share of Rainbow Media Group tracking stock of the same class. When holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of Cablevision NY Group common stock and holders of Rainbow Media Group tracking stock.

           The issuance of common stock of one series, like any issuance of common stock, would dilute the voting rights and equity interest of holders of common stock of each other series.

THE COST OF MAINTAINING SEPARATE GROUPS EXCEEDS THE COSTS ASSOCIATED WITH OPERATING CABLEVISION AS A SINGLE ENTITY.

           The ongoing costs of separate Groups exceeds the costs associated with operating Cablevision as it existed prior to the issuance of the Rainbow Media Group tracking stock. In particular, the issuance of Rainbow Media Group tracking stock resulted in a complex capital structure and additional financial reporting requirements with respect to each Group. The increased financial reporting requirements resulted in additional personnel costs, higher audit costs, increased stockholder communications costs and additional public relations costs.

CERTAIN TERMS OF THE TRACKING STOCK MAY AFFECT THE MARKET PRICE OF CABLEVISION NY GROUP COMMON STOCK.

           Certain terms of Cablevision NY Group common stock and Rainbow Media Group tracking stock may adversely affect the trading price of Cablevision NY Group common stock or Rainbow Media Group tracking stock. These terms include the right of our board of directors to exchange shares of Rainbow Media Group tracking stock for shares of Cablevision NY Group common stock and the discretion of our board of directors to make various determinations regarding inter-Group relationships or enter into transactions between the Groups.

THE VALUES OF CABLEVISION NY GROUP COMMON STOCK AND RAINBOW MEDIA GROUP TRACKING STOCK MAY DECLINE DUE TO FURTHER ISSUANCES OF CABLEVISION NY GROUP COMMON STOCK OR RAINBOW MEDIA GROUP TRACKING STOCK.

           Our amended charter allows our board of directors, in its sole discretion, to issue authorized but unissued shares of common stock. Our board of directors may issue Cablevision NY Group common stock or Rainbow Media Group tracking stock to, among other things:

           -         raise capital,
           -         provide compensation or benefits to employees,
           -         pay stock dividends, or
           -         acquire companies or businesses.

           Under Delaware law, our board of directors does not need shareholder approval for these issuances. Our board of directors does not intend to seek shareholder approval for any such issuances unless:

           - stock exchange regulations or other applicable law require approval, or

           - our board of directors in its discretion deems it advisable.

THERE ARE MANY FACTORS THAT MAY INHIBIT OR PREVENT ACQUISITION BIDS FOR THE CABLEVISION NY GROUP OR THE RAINBOW MEDIA GROUP.

           If the Cablevision NY Group and the Rainbow Media Group were separate independent companies, any person interested in acquiring either the Cablevision NY Group or the Rainbow Media Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by purchasing shares from the Dolan family or by means of a tender offer or proxy contest. Although we intend Cablevision NY Group common stock and the Rainbow Media Group tracking stock to reflect the separate economic performance of the Cablevision NY Group and the Rainbow Media Group, respectively, a person interested in acquiring only one Group without negotiation with Cablevision's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cablevision.

           The existence of two classes of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. For example, the Dolan family's ownership of the Class B common stock of both Groups could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cablevision by delaying or preventing such a change in control. See "-- Risks Relating to Cablevision Systems Corporation -- We are controlled by the Dolan family" for a discussion of the Dolan family control of Cablevision.

           As of May 4, 2001, and without giving effect to the offerings contemplated by this prospectus, there were approximately 666,961,220 shares of Cablevision NY Group Class A common stock and 533,479,628 shares of Rainbow Media Group Class A tracking stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Cablevision by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cablevision.

           In addition, certain provisions of our amended charter and by-laws, and certain provisions of Delaware law, may inhibit changes in control not approved by our board of directors.

OUR BOARD OF DIRECTORS MAY IN ITS SOLE DISCRETION ELECT TO CONVERT RAINBOW MEDIA GROUP TRACKING STOCK INTO CABLEVISION NY GROUP COMMON STOCK, THEREBY CHANGING THE NATURE OF YOUR INVESTMENT AND POSSIBLY DILUTING YOUR ECONOMIC INTEREST IN CABLEVISION, RESULTING IN A LOSS IN VALUE.

           Our charter permits our board of directors, in its sole discretion, to convert all of the outstanding shares of Rainbow Media Group tracking stock into shares of Cablevision NY Group common stock at any time after March 29, 2002 on specified terms. A conversion would preclude the holders of stock in both Groups from retaining their investment in a security that is intended to reflect separately the performance of the related Group. We cannot predict the impact on the market prices of Rainbow Media Group tracking stock or Cablevision NY Group common stock of our board of directors' ability to effect any such conversion or the effect, if any, that the exercise by Cablevision of this conversion right would have on the market price of Rainbow Media Group tracking stock or Cablevision NY Group common stock prevailing at such time.

IF CABLEVISION WERE TO BE LIQUIDATED, AMOUNTS DISTRIBUTED TO HOLDERS OF EACH SERIES MAY NOT BEAR ANY RELATIONSHIP TO THE VALUE OF THE ASSETS ATTRIBUTED TO THE GROUPS.

           The liquidation rights of the holders of the respective series of stock are determined in accordance with each Group's respective market capitalization at the time of liquidation. However, we cannot assure you that the relative market capitalization of each Group will correctly reflect the value of the net assets remaining and attributed to the Groups after satisfaction of outstanding liabilities.

        RISK FACTORS RELATING TO OUR SERIES A CONVERTIBLE PREFERRED STOCK

THE EXISTING INDEBTEDNESS OF OUR SUBSIDIARIES AND DELAWARE LAW REQUIREMENTS LIMIT OUR ABILITY TO PAY CASH DIVIDENDS.

           Our operations are, and are expected to continue to be, conducted through our wholly owned subsidiary, CSC Holdings, and our other subsidiaries. As a result, our ability to pay cash dividends is dependent upon restrictions that relate to our subsidiaries and their ability to make payments and distributions to us. Their ability to do so depends upon a number of factors relating to our subsidiaries:

                        Financial Condition and Results. Payments to us by our subsidiaries will depend on our subsidiaries, financial results, financial condition and other business considerations.

                        Contractual Limitations. Payments to us by our subsidiaries are limited by the terms of agreements to which they are parties. Certain of the debt instruments of CSC Holdings and our other subsidiaries contain covenants that restrict their ability to pay dividends and to enter into arrangements (including the making of loans and advances) to related parties such as us.

                        Legal Limitations. Payments to us by CSC Holdings are limited by applicable law. Under Delaware law, dividends on capital stock may only be paid from "surplus" or, if there is no surplus, from the corporation's net profits for the then current or the preceding fiscal year. Although CSC Holdings had net earnings in 2000 and may have net earnings in 2001 (in each case as a result of significant asset sales), we do not anticipate that CSC Holdings will have net profits for the foreseeable future thereafter and its ability to pay dividends to us will require the availability of adequate "surplus". As of March 31, 2001, CSC Holdings' total liabilities, together with preferred stock and minority interests, exceeded its total assets by $1.7 billion. Accordingly, in connection with dividend payments to us, its board of directors will have to determine that it has adequate surplus on the basis of valuations of its assets at higher amounts than are reflected in its financial statements. There can be no assurance that its board of directors will be able to determine that it has adequate surplus available to make any dividend payments to us.

                        Structural Subordination. Our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and, as a result, the right of the holders of our Series A convertible preferred stock and Cablevision NY Group Class A common stock to participate in those assets, will be effectively subordinated to the claims of creditors, including trade creditors, and the holders of preferred stock of our subsidiaries. This may affect our ability to make payments on our Series A convertible preferred stock and Cablevision NY Group Class A common stock.

OUR SERIES A CONVERTIBLE PREFERRED STOCK IS SUBORDINATED TO ALL OUR LIABILITIES AND OBLIGATIONS.

           In the event of any liquidation, dissolution or winding-up of our company, after payment or processing for payment of our debts and other liabilities and of liquidation preferences in respect of any senior stock, holders of our Series A convertible preferred stock will be entitled to receive out of our remaining net assets, if any, the amount of the liquidation preference before any distribution is made on any junior stock, including, without limitation, our common stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of our company, the amounts payable with respect to our Series A convertible preferred stock and all other stock ranking on a parity with it are not paid in full, the holders of our Series A convertible preferred stock and the stock ranking on a parity with it will share equally and ratably in any distribution of assets of our company in proportion to the full liquidation preference to which each is entitled.

           Neither the certificate of designations for our Series A convertible preferred stock nor, to our knowledge, any applicable law requires funds to be set aside to protect the liquidation preference of our Series A convertible preferred stock.

OUR SERIES A CONVERTIBLE PREFERRED STOCK HAS NEVER BEEN PUBLICLY TRADED.

           Although we expect our Series A convertible preferred stock to be listed on the NYSE, we cannot assure you that an active trading market for our Series A convertible preferred stock will develop or be sustained. If a market does develop, we expect the trading prices of our Series A convertible preferred stock in the secondary market will be directly affected by the trading prices of our Cablevision NY Group Class A common stock in the secondary market. It is impossible to predict whether the price of our Cablevision NY Group Class A common stock will rise or fall. In addition, any market that develops for our Series A convertible preferred stock is likely to influence the market for our Cablevision NY Group Class A common stock. For example, the price of our Cablevision NY Group Class A common stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial amounts of our Cablevision NY Group Class A common stock on the mandatory conversion, by possible sales of Cablevision NY Group Class A common stock by investors who view our Series A convertible preferred stock as a more attractive means of equity participation in our business and by hedging or arbitrage activity that may develop involving our Series A convertible preferred stock and our Cablevision NY Group Class A common stock.

           The liquidity of any trading market in our Series A convertible preferred stock may also be adversely affected by changes in the overall market for convertible securities, in our financial performance or prospects or in the prospects of companies in our industry generally.

WE MAY ISSUE ADDITIONAL PREFERRED STOCK, WHICH COULD DILUTE THE INTERESTS OF HOLDERS OF OUR SERIES A CONVERTIBLE PREFERRED STOCK OR DETER A CHANGE OF CONTROL OF OUR COMPANY, EVEN IF THE CHANGE OF CONTROL IS FAVORED BY OUR SHAREHOLDERS.

           The certificate of designations does not limit the issuance of additional series of preferred stock and does not require the consent of the holders of our Series A convertible preferred stock for the issuance of additional series of preferred stock, except that we may not authorize any class of stock that is senior to our Series A convertible preferred stock without the affirmative vote or consent of holders of at least 66-2/3% of our Series A convertible preferred stock then outstanding, voting as a single class. In addition, additional issuances may materially and adversely affect the price of Cablevision NY Group Class A common stock and, because of the relationship of the number of shares to be received upon mandatory conversion to the price of the Cablevision NY Group Class A common stock, such other events may adversely affect the trading price of our Series A convertible preferred stock.

           None of the provisions relating to our Series A convertible preferred stock affords the holders of our Series A convertible preferred stock protection in the event of a highly leveraged transaction, offerings of Cablevision NY Group Class A common stock for cash or in connection with acquisitions, or other transaction that might adversely affect their interests. Accordingly, the number of shares that you are entitled to receive upon mandatory conversion will not be adjusted for these events.

THE HOLDERS OF OUR SERIES A CONVERTIBLE PREFERRED STOCK WILL HAVE LIMITED VOTING RIGHTS.

           The holders of our Series A convertible preferred stock will have no voting rights with respect to general corporate matters. The certificate of designations provides that if dividends on our Series A convertible preferred stock are in arrears and unpaid for six quarterly periods (whether or not consecutive), then the holders of our Series A convertible preferred stock, voting as a class (together with the holders of any other class or series of our capital stock to whom like voting rights have been conferred and are exercisable), will be permitted to elect one director and a second director if required by the NYSE or any other national securities exchange on which our Series A convertible preferred stock is listed. Such voting rights will continue until all dividends in arrears are paid in full or our Series A convertible preferred stock is converted, at which time the term of the directors elected under this provision will terminate.

 RISK FACTORS RELATING TO TAXATION OF CABLEVISION NY GROUP CLASS A COMMON STOCK
                  AND OUR SERIES A CONVERTIBLE PREFERRED STOCK

THE FEDERAL INCOME TAX CONSEQUENCES OF OWNING CABLEVISION NY GROUP CLASS A COMMON STOCK AND OUR SERIES A CONVERTIBLE PREFERRED STOCK ARE NOT CERTAIN.

           No statutory, judicial or administrative authority directly addresses the treatment of the Cablevision NY Group Class A common stock or our Series A convertible preferred stock or instruments similar to the Cablevision NY Group Class A common stock or our Series A convertible preferred stock for United States federal income tax purposes. As a result, some United States federal income tax consequences of the purchase, ownership and disposition (including conversion and exchange) of the Cablevision NY Group Class A common stock and our Series A convertible preferred stock are not certain. No ruling has been or will be requested from the Internal Revenue Service regarding the tax treatment of the Cablevision NY Group Class A common stock or our Series A convertible preferred stock, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus. For further information, please read the section entitled "United States Tax Consequences." You should consult your tax advisor about the tax consequences of your investment in Cablevision NY Group Class A common stock or our Series A convertible preferred stock in your own tax situation.

DISTRIBUTIONS ON OUR SERIES A CONVERTIBLE PREFERRED STOCK (AND DISTRIBUTIONS, IF ANY, ON THE CABLEVISION NY GROUP CLASS A COMMON STOCK) MAY NOT BE ELIGIBLE FOR THE DIVIDENDS-RECEIVED DEDUCTION THAT IS GENERALLY ALLOWED TO UNITED STATES CORPORATIONS.

           We believe that we do not presently have any current or accumulated earnings and profits as determined under United States federal income tax principles and that it is likely that we will not have current or accumulated earnings and profits for the foreseeable future. Distributions on our Series A convertible preferred stock (and distributions, if any, on the Cablevision NY Group Class A common stock) that are made at a time when we do not have current or accumulated earnings and profits will not qualify as dividends and consequently will not be eligible for the dividends-received deduction that is generally allowed to United States corporations. For additional information, please read the section entitled "United States Tax Consequences -- Distributions."

                     PRICE RANGE OF CABLEVISION COMMON STOCK

PRICE RANGE OF CABLEVISION SYSTEMS CORPORATION CLASS A COMMON STOCK

           The following table sets forth for the periods indicated the intra-day high and low sales prices per share of the Cablevision Systems Corporation Class A common stock prior to its re-designation as Cablevision NY Group Class A common stock on March 30, 2001, as reported on the NYSE.



                                                                                              High                  Low
                                                                                              ----                  ---
YEAR ENDED DECEMBER 31, 1999:
First Quarter.......................................................................        $ 77 7/16             $ 49 7/8
Second Quarter......................................................................        $ 91 7/8              $ 60 1/2
Third Quarter.......................................................................        $ 79 3/8              $ 67 1/4
Fourth Quarter......................................................................        $ 80 1/8              $ 58 7/8

YEAR ENDED DECEMBER 31, 2000:
First Quarter.......................................................................        $ 86 7/8              $ 55
Second Quarter......................................................................        $ 72 5/8              $ 57 9/16
Third Quarter.......................................................................        $ 72 5/8              $ 62 5/16
Fourth Quarter......................................................................        $ 85 3/16             $ 66 1/4

YEAR ENDING DECEMBER 31, 2001:
First Quarter through March 29, 2001................................................        $ 91.50               $75.90

PRICE RANGE OF CABLEVISION NY GROUP CLASS A COMMON STOCK

           The following table sets forth for the periods indicated the intra-day high and low sales prices per share of Cablevision NY Group Class A common stock after the re-designation on March 30, 2001, as reported on the NYSE.


                                                                                              High                    Low
                                                                                              ----                    ---
YEAR ENDING DECEMBER 31, 2001:
First Quarter (as of March 30, 2001)................................................         $75.00                    $68.60
Second Quarter (through May 29, 2001)...............................................         $71.00                    $54.90

           As of April 1, 2001, we had approximately 1,055 holders of record of Cablevision NY Group Class A common stock. See the cover page of this prospectus for the last reported sales price as of a recent date of Cablevision NY Group Class A common stock as reported on the NYSE.

                                 DIVIDEND POLICY

           We have never paid dividends on our common stock and we currently intend to retain any earnings to finance our operations, repay our indebtedness, redeem at maturity CSC Holdings' redeemable exchangeable preferred stock and fund future growth. We do not expect to pay dividends on Cablevision NY Group common stock or Rainbow Media Group tracking stock for the foreseeable future. See "Risk Factors -- Risks Relating to Cablevision Systems Corporation -- We do not expect to pay dividends on our common stock for the foreseeable future" and "Risk Factors -- Risk Factors Relating to Our Series A Convertible Preferred Stock -- The existing indebtedness of our subsidiaries and Delaware law requirements limit our ability to pay cash dividends," for a discussion of various restrictions on our ability to pay dividends.



                                 USE OF PROCEEDS

           We expect to receive net proceeds from the offerings of Cablevision NY Group Class A common stock and our Series A convertible preferred stock of
approximately $     million. We intend to invest these net proceeds in our
subsidiary, CSC Holdings. CSC Holdings intends to use the proceeds of that investment to fund its on-going capital expenditure requirements and for other general corporate purposes.

                                 CAPITALIZATION

           The following table sets forth our consolidated capitalization as of March 31, 2001 and as adjusted to reflect (1) the consummation of the MGM transaction (including the repayment of the loan from Rainbow Media Holdings to us) and the monetization of our shares of AT&T common stock (assuming $ million of net proceeds based on the current price of AT&T common stock and assuming the use of a portion of these proceeds to repay Cablevision MFR, Inc. bank indebtedness) and (2) the issuance of the securities offered hereby.



                                                                           AS OF MARCH 31, 2001(1)
                                                                         ---------------------------
                                                                         HISTORICAL      AS ADJUSTED
                                                                         ----------      -----------
                                                                             (DOLLARS IN THOUSANDS)
                                                                                   UNAUDITED


Cash ...............................................................     $   97,989     $
                                                                         ==========     ==============


Long-term debt:
   Restricted Group(2):
       Cablevision MFR, Inc. bank indebtedness .....................     $  560,000     $          --
           CSC Holdings:
           Bank indebtedness(3)(4) .................................             --                --
           7 7/8% Senior Notes due 2007 ............................        499,645           499,645
           7 1/4% Senior Notes due 2008 ............................        500,000           500,000
           8 1/8% Senior Notes due 2009 ............................        498,084           498,084
           7 5/8% Senior Notes due 2011 ............................        996,790           996,790
           8 1/8% Senior Debentures due 2009 .......................        398,955           398,955
           7 7/8% Senior Debentures due 2018 .......................        297,104           297,104
           7 5/8% Senior Debentures due 2018 .......................        499,571           499,571
           9 1/4% Senior Subordinated Notes due 2005 ...............        301,877           301,877
           9 7/8% Senior Subordinated Notes due 2006 ...............        149,634           149,634
           9 7/8% Senior Subordinated Debentures due 2013 ..........        199,259           199,259
           10 1/2% Senior Subordinated Debentures due 2016 .........        250,000           250,000
           9 7/8% Senior Subordinated Debentures due 2023 ..........        149,790           149,790
           Capitalized lease obligations ...........................         48,126            48,126
                                                                         ----------     --------------
           Total Restricted Group ..................................      5,348,835         4,788,835

   Unrestricted Group(2):
       Collateralized indebtedness from monetization
         transactions(5)............................................        705,902
       AMC bank indebtedness(4) ....................................        361,652                --
       Rainbow Media Holdings bank indebtedness(4) .................          2,032             2,032
       MSG bank indebtedness .......................................        325,000           325,000
       Cablevision Electronics bank indebtedness ...................        112,652           112,652
       Capitalized lease obligations and other .....................         57,540            57,540
                                                                         ----------     --------------
           Total Unrestricted Subsidiaries .........................      1,564,778
                                                                         ----------     --------------
                Total long-term debt ...............................     $6,913,613
                                                                         ----------     --------------

                                                                                   AS OF MARCH 31, 2001(1)
                                                                                 ---------------------------
                                                                                 HISTORICAL      AS ADJUSTED
                                                                                 ----------      -----------
                                                                                     (DOLLARS IN THOUSANDS)
                                                                                           UNAUDITED

CSC Holdings Series H Redeemable Exchangeable Preferred Stock(6) ...........     $   434,181         434,181
                                                                                 -----------      ----------
CSC Holdings Series M Redeemable Exchangeable Preferred Stock(6) ...........       1,110,113       1,110,113
                                                                                 -----------      ----------

Stockholders' deficiency:
    Cablevision NY Group Class A Common Stock, $.01 par value, 800,000,000 shares authorized, 132,994,246 shares issued and outstanding and
        141,689,246 shares issued and outstanding as adjusted (7)...........           1,330           1,417
    Cablevision NY Group Class B Common Stock, $.01 par value,
        320,000,000 shares authorized, 42,145,986 shares issued and
        outstanding ........................................................             421             421
    Rainbow Media Group Class A tracking stock, $.01 par value,
        600,000,000 shares authorized, 66,497,123
        shares issued and outstanding (7)...................................             665             665
    Rainbow Media Group Class B tracking stock, $.01 par value,
        160,000,000 shares authorized, 21,072,093
        shares issued and outstanding ......................................             211             211
    Series A convertible preferred stock offered hereby ....................              --
    Paid-in capital ........................................................         797,773
    Accumulated deficit(8) .................................................      (2,443,174)     (2,443,174)
    Accumulated other comprehensive income .................................           3,765           3,765
                                                                                 -----------      ----------
        Total stockholders' deficiency .....................................      (1,639,009)
                                                                                 -----------      ----------
             Total capitalization ..........................................     $ 6,818,898      $
                                                                                 ===========      ==========

--------

(1) All long-term debt and preferred stock are attributed to Cablevision NY Group other than "AMC bank indebtedness" and "Rainbow Media Holdings bank
     indebtedness." Cash of $96.9 million and $     million is attributable to
     Cablevision NY Group for "Historical" and "As Adjusted," respectively. The balance of our cash is attributable to the Rainbow Media Group.

(2) For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. Our Restricted Group includes (1) all of our cable operations, which are located primarily in and around the New York City metropolitan area, including Long Island, and (2) the Long Island-based commercial telephone operations of our subsidiary, Cablevision Lightpath. Our Unrestricted Group includes primarily (1) Rainbow Media Holdings, (2) Rainbow Advertising, which sells advertising time on behalf of our cable television systems, certain of Rainbow Media Holdings' programming networks and some unaffiliated cable television systems, (3) CSC Technology, Inc., our subsidiary engaged in research and development of new technology, (4) The WIZ, (5) CSC At Home Holding Corporation, our subsidiary that holds warrants to acquire approximately 20.5 million shares of common stock of At Home Corporation, (6) Clearview Cinemas, (7) our interest in Northcoast Communications LLC, a wireless personal communications services business,
     (8) our shares of common stock of AT&T, Adelphia and Charter and (9) our interest in a direct broadcast satellite business.

(3) See "Management's Discussion and Analysis -- Liquidity and Capital Resources" in our Form 10-K and our Form 10-Q and our consolidated financial statements for a description of the bank indebtedness of CSC Holdings and its subsidiaries. These amounts do not include approximately $46 million reserved under CSC Holdings' credit agreement for letters of credit issued on its behalf. CSC Holdings and its New Jersey subsidiary, Cablevision MFR, are jointly and severally liable under Cablevision
     MFR's credit agreement. Certain of CSC Holdings' restricted subsidiaries have guaranteed its borrowings under its credit agreement.

(4) Does not include $295.5 million in intercompany advances from Cablevision NY Group to Rainbow Media Group, which was repaid in April 2001 with the proceeds from the MGM transaction. Proceeds from the MGM transaction exceeded the amounts required to repay AMC and Rainbow Media Holdings indebtedness, therefore resulting in cash of $164.5 million available to AMC and the other Rainbow Media Holdings programming services in which MGM has an interest, giving effect to the outstanding balance of AMC bank indebtedness as of April 2, 2001.

(5) These obligations are collateralized by CSC Holdings' shares of Charter and Adelphia common stock, held as investment securities. The "As Adjusted" amount also includes collateralized indebtedness secured by AT&T stock.

(6) At our election, this series of preferred stock may be exchanged for senior subordinated debentures in a principal amount corresponding to the liquidation value of the preferred stock.

(7) In connection with the issuance of our Rainbow Media tracking stock, the outstanding employee and outside director stock options to acquire our Class A common stock were adjusted so that each option became an option to acquire one share of Cablevision NY Group Class A common stock and one-half of a share of Rainbow Media Group Class A tracking stock. After giving effect to those adjustments, there were outstanding as of March 31, 2001 employee and outside director stock options to acquire 9,212,389 shares of Cablevision NY Group Class A common stock and 4,606,169 shares of Rainbow Media Group Class A tracking stock. Similar changes were implemented to the 5,288,732 stock appreciation rights that were outstanding immediately prior to the time of the tracking stock issuance. Our Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock are convertible into Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock, respectively, on share for share basis. On July 1, 2004, our Series A convertible preferred stock offered by this prospectus will be mandatorily converted by us into shares of Cablevision NY Group Class A common stock.

(8) Adjusted balance does not reflect any gain recorded upon consummation of the MGM transaction in April 2001.

                                    BUSINESS

OVERVIEW

         We are one of the largest cable operators in the United States. We also have investments in cable programming networks, entertainment businesses and telecommunications companies. As of March 31, 2001, we served over 2.9 million cable television subscribers in and around the New York City metropolitan area, making us the seventh largest cable operator in the United States based on the number of subscribers. Through Rainbow Media Holdings we own interests in and manage numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies. Through Cablevision Lightpath, we provide switched telephone services and high-speed Internet access to the business market. We also own or have interests in a number of related businesses and companies that include The WIZ (a chain of 42 consumer electronics stores), Clearview Cinemas (a chain of 63 movie theaters) and Northcoast Communications, LLC (a wireless personal communications services business).

         In March 2001, we created and distributed to our stockholders one share of our Rainbow Media Group tracking stock for each two outstanding shares of Cablevision common stock and redesignated each share of Cablevision common stock into one share of Cablevision NY Group common stock. The Rainbow Media Group Class A tracking stock trades on the NYSE under the symbol "RMG" and the redesignated Cablevision NY Group Class A common stock continues to trade on the NYSE under the symbol "CVC." The Rainbow Media Group tracking stock is designed to reflect the separate economic performance of certain of the businesses and interests of Rainbow Media Holdings, including its national and selected regional programming assets. Cablevision NY Group common stock is intended to reflect the performance of our assets and businesses not attributed to the Rainbow Media Group.

         The Cablevision NY Group includes the following businesses and interests:

         - our cable television business, including the residential telephone and high-speed cable modem businesses,

         - our commercial telephone and Internet operations of our Lightpath business,

         - our New York City metropolitan area sports and entertainment businesses, including Madison Square Garden, professional sports teams, Radio City Music Hall, MSG Network and Fox Sports Net New York,

         - the electronics retail operations of Cablevision Electronics, also known as The WIZ,

         -        our movie theater business, doing business as Clearview
                  Cinemas,

         - our MetroChannels, which feature local sports, news, educational and other programming in the New York City metropolitan area,

         - News 12 Networks, a regional news business in the New York City metropolitan area,

         -        our advertising sales representation business,

         - warrants to acquire common stock of At Home Corporation, a provider of multimedia Internet services,

         - the common stock of Charter received in September 2000 upon the sale of the Kalamazoo, Michigan cable television systems,

         - the common stock of Adelphia received in November 2000 upon the sale of the cable television systems in the greater Cleveland, Ohio metropolitan area,

         - the common stock of AT&T received in January 2001 upon the sale of cable television systems in Boston and eastern Massachusetts,

         -        our interest in certain direct broadcast satellite assets, and

         - our interest in Northcoast Communications, LLC, a wireless personal communications services business.

        We also own a 74% interest in the equity of Rainbow Media Holdings. Certain of Rainbow Media Holdings' national programming assets and investments are attributed to the Rainbow Media Group and include:

         - Rainbow Media Holdings' ownership interest in five nationally distributed 24-hour entertainment programming networks (with Rainbow Media Holdings' ownership interest in parenthesis):

                  -        American Movie Classics (80%),

                  -        Bravo (80%),

                  -        The Independent Film Channel (80%),

                  -        WE: Women's Entertainment (80%), and

                  -        MuchMusic USA (100%)

         - Rainbow Media Holdings' 60% ownership interest in the following regional sports networks owned by Regional Programming Partners, which Rainbow Media Holdings manages under the Fox Sports Net name:

                  -        Fox Sports Net Ohio, and

                  -        Fox Sports Net Florida,

         - Rainbow Media Holdings' 30% ownership interest in the following regional sports networks owned by Regional Programming Partners, all of which Rainbow Media Holdings manages under the Fox Sports Net name:

                  -        Fox Sports Net New England,

                  -        Fox Sports Net Chicago, and

                  -        Fox Sports Net Bay Area,

         - Rainbow Media Holdings' 50% ownership interest in National Sports Partners, which owns and distributes Fox Sports Net,

         - Rainbow Media Holdings' 50% interest in National Advertising Partners, which provides national advertising representation services to all of the Fox Sports Net regional sports networks,

         - Rainbow Network Communications, a full service network programming origination and distribution company,

         - Sterling Digital LLC, a company designed to develop new niche audience programming, and

         - Rainbow Media Holdings' 48% interest in Regional Sports News, a regional sports news business.

CABLE TELEVISION, MODEM AND TELEPHONY OPERATIONS

         Our cable television, modem and telephony operations are wholly attributed to the Cablevision NY Group.

GENERAL

         Our cable television revenues are derived principally from monthly fees paid by subscribers. In addition to recurring subscriber revenues, we derive revenues from the sales of pay-per-view movies and events, from the sale of advertising time on advertiser supported programming and from installation charges. Certain services and equipment provided by substantially all of our cable television systems are subject to regulation.

         As of March 31, 2001, our cable television systems served approximately 2,969,000 subscribers, primarily in the greater New York metropolitan area.

         The following table sets forth certain statistical data regarding our cable television and high- speed Internet access operations as of the dates indicated.

                                                                      As of
                                                                    March 31,                       As of December 31,
                                                                    ---------           -----------------------------------------
CABLE:                                                                 2001             2000               1999              1998
------                                                                 ----             ----               ----              ----
      Homes passed by cable(1) .................................    4,307,000         4,698,000         5,200,000         5,115,000
      Basic cable service subscribers ..........................    2,969,000         3,193,000         3,492,000         3,412,000
      Basic cable service subscribers as a percentage
      of homes passed ..........................................         68.9%             68.0%             67.2%             66.7%
      Number of premium cable television units(2) ..............    7,484,000         7,767,000         7,715,000         6,754,000
      Average number of premium cable units per basic
       subscriber at period end(2) .............................          2.5               2.4               2.2               2.0
      Average monthly revenue per basic cable subscriber(3) ....    $   49.80         $   46.57         $   44.38         $   42.56
HIGH-SPEED INTERNET ACCESS:
      Homes released(4) ........................................    2,303,000         2,000,000           978,000           639,000
      Customers ................................................      303,800           238,500            52,100            11,217
      Customers as a percentage of homes released ..............         13.2%             11.9%              5.3%              1.8%

------------

(1) Homes passed is based upon homes actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(2) Data for 1998 has been restated to conform to the 1999 and subsequent definition.

(3) Based on recurring service revenues, excluding installation charges and certain other non-recurring revenues such as pay-per-view, advertising and home shopping revenues for the month of March or December, as the case may be, divided by the average number of basic subscribers for that month.

(4) Homes released are homes in areas that can be serviced by our high-speed cable modem service. Homes in additional areas are being released as we complete our cable plant upgrade and add other necessary equipment to support the high-speed cable modem business in those new areas. Homes released do not include multiple dwelling units passed by the cable plant that are not connected to it.

SUBSCRIBER RATES AND SERVICES; MARKETING AND SALES

         Our cable television systems offer a package of services, generally marketed as "Family Cable," which includes, among other programming, broadcast network local affiliates and independent television stations and certain other news, information and entertainment channels such as CNN, CNBC, ESPN and MTV. For additional charges, our cable television systems provide certain premium services such as HBO, Showtime, The Movie Channel, Starz and Cinemax, which may be purchased either individually (in conjunction with Family Cable) or in combinations or in tiers.

         In addition, our cable television systems offer a basic package which includes broadcast network local affiliates and public, educational or governmental channels and certain leased access channels. We also have a branded product offering called "Optimum TV," which packages all of the premium networks available on our cable systems at discounted prices.

         Since our existing cable television systems are substantially fully built, our sales efforts are primarily directed toward increasing penetration and revenues in our franchise areas. We market our cable television services through in-person selling, as well as telemarketing, direct mail advertising, promotional campaigns and local media and newspaper advertising.

         Certain services and equipment (converters supplied to subscribers) provided by substantially all of our cable television systems are subject to regulation. See "Regulation - Cable Television - 1992 Cable Act" in our Form 10-K.

SYSTEM CAPACITY

         We are engaged in an ongoing effort to upgrade the technical capabilities of our cable plant and to increase channel capacity for the delivery of additional programming and new services. Our cable television systems have a minimum capacity of 42 channels. Currently 95% of our homes are served by at least 77 channels and 71% of the total plant (based upon plant miles) is 750 MHz, two-way interactive capable. As a result of ongoing upgrades, we expect that by December 2001 approximately 97% of our subscribers will be served by systems having a capacity of at least 77 channels and 84% of the total plant (based upon plant miles) will be 750 MHz, two-way interactive capable. All of the system upgrades either completed or underway will utilize fiber optic cable.

PROGRAMMING

         Adequate programming is available to our systems from a variety of sources, including from Rainbow Media Holdings and affiliates of AT&T, Fox Entertainment Group, Inc. and NBC. Program suppliers' compensation is typically a fixed, per subscriber monthly fee based, in most cases, either on the total number of subscribers of the cable systems and certain of its affiliates, or on the number of subscribers subscribing to the particular service. The programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Cable programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to most subscribers, increased costs to produce or purchase cable programming and other factors. We believe that our systems will continue to have access to programming services at reasonable price levels.

FRANCHISES

         Our cable systems are operated in New York, New Jersey and Connecticut under non-exclusive franchise agreements with state or municipal franchising authorities. Franchising authorities generally charge a franchise fee of up to 5% of certain of our revenues derived from the operation of a cable system within such locality. As permitted by law, these fees are generally collected from subscribers and remitted to the local franchising authority.

         Franchise agreements are usually for a term of ten to fifteen years from the date of grant, although some renewals have been for shorter terms, generally between five and ten years in length. Some of the franchises grant us an option to renew upon expiration of the initial term. With the exception of one franchise that has expired, one that expires in 2002 and one that expires in 2003, the remainder of our ten largest franchises expire between 2007 and 2010.

         In situations where a franchise has expired or not been renewed, we normally operate under temporary authority granted by the state cable television regulatory agencies, while negotiating renewal terms with franchising authorities. The Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") provide significant procedural protections for cable operators seeking renewal of their franchises. In connection with a renewal, a franchise authority may impose different and more stringent terms. We are currently operating under temporary authority in one of our ten largest franchises.

         Franchises usually require the consent of franchising authorities prior to the sale, assignment, transfer or change in ownership or control of our cable systems. Federal law generally provides localities with 120 days to consider such requests.

RECENT CABLE TELEVISION SYSTEM SALES

         In September 2000, we completed the sale of our cable television system serving Kalamazoo, Michigan (which served approximately 49,500 subscribers on the closing date) to Charter in exchange for 11,173,376 shares of Charter common stock valued at approximately $165.5 million at closing.

         In November 2000, we completed the sale of our cable television systems in the greater Cleveland, Ohio metropolitan area (which served approximately 312,700 subscribers on the closing date) to Adelphia for total consideration of $1.35 billion ($991 million in cash and 10,800,000 shares of Adelphia class A common stock valued at approximately $359.1 million at closing).

         In January 2001, we completed the exchange of our cable television systems in Boston and eastern Massachusetts (which served approximately 362,000 subscribers on the closing date) to AT&T in exchange for AT&T's cable systems in certain northern New York suburbs (which served approximately 130,000 subscribers on the closing date), 44,260,932 shares of AT&T common stock valued at approximately $893.5 million at closing and $293.2 million in cash.

CABLE MODEM SERVICES

         Our cable modem operations are attributed to the Cablevision NY Group.

         We provide residential high-speed cable modem Internet access in portions of the greater New York City metropolitan area and parts of southern Connecticut. High-speed Internet access is provided to customers through a cable modem device that we sell at a discount, either directly or through 25 of our The WIZ stores, to customers who agree to subscribe to the service for a specified period.

        The high-speed cable modem Internet access service, marketed as "Optimum Online", served approximately 304,000 cable modem subscribers at March 31, 2001 for an overall penetration rate of 13.2% of homes released. Homes released are homes that can be serviced by our high-speed cable modem service. We believe that our cable modem penetration has been driven, in part, by a large number of customers installing the necessary equipment without the need for a service call. Cable modems sold through our The WIZ stores include a self-installation kit that is designed to enable customers to install the cable modem without the need for a service call.

TELEPHONY

         Our telephony operations are attributed to the Cablevision NY Group.

         Through Lightpath, a competitive local exchange carrier, we provide basic and advanced local telecommunications services to the business market on Long Island, New York. Lightpath provides a full range of local dial tone, switched services, private line and advanced networking features on the local and long distance levels on its own facilities and network. As of March 31, 2001, Lightpath serviced over 600 buildings with 68,670 access lines.

         We also provide residential telephone services to approximately 12,000 subscribers in portions of the greater New York City metropolitan area and parts of southern Connecticut.

THE WIZ

         Our retail electronics operations are attributed to the Cablevision NY Group.

         In February 1998, Cablevision Electronics acquired substantially all of the assets associated with 40 The WIZ consumer electronics stores. The WIZ is an electronics retailer selling primarily video and audio equipment, home office equipment, compact discs and other pre-recorded music, digital video discs, and VHS video and other pre-recorded movies. The WIZ currently has 42 stores, all in the New York City metropolitan area.

OTHER ASSETS AND INVESTMENTS

         Our other assets and investments listed below are attributed to the Cablevision NY Group.

- Clearview Cinema Group, Inc., which operates a chain of 63 movie theaters in the New York metropolitan area, totalling 290 movie screens,

- 49.9% interest in Northcoast Communications, LLC, a wireless personal communications services business, which began serving customers in April 2001,

- A 50% interest in R/L DBS Company LLC, a joint venture with Loral Space and Communications, Ltd., which holds certain frequencies granted by the FCC for the operation of a direct broadcast satellite business. A transaction to increase our interest to 100% is pending. See "Other Investments -- The Company's investment in a DBS business is attributed to CNYG" in our Form 10-K, and "Notes to Condensed Consolidated Financial Statements of Cablevision Systems Corporation and Subsidiaries -- Note 14. Subsequent Events" in our Form 10-Q,

-        Cable television advertising sales,

- 11,173,376 shares of Charter common stock (this interest has been monetized under collateralized pre-paid forward contracts),

- 10,800,000 shares of Adelphia common stock (this interest has been monetized under collateralized pre-paid forward contracts),

-        44,260,932 shares of AT&T common stock, and

- Warrants to acquire 20,462,596 shares of common stock of At Home Corporation for $0.25 per share. In 2000, we recorded an asset impairment write-down of $139.7 million related to these warrants.

PROGRAMMING AND ENTERTAINMENT OPERATIONS

GENERAL

         We conduct our programming activities through Rainbow Media Holdings, a company currently 74% owned by us and 26% by NBC. In connection with the distribution of the Rainbow Media Group tracking stock, NBC was given the right to exchange its 26% interest in Rainbow Media Holdings equity securities over a period of up to nine years for a 34% interest in Rainbow Media Group Class A tracking stock, based on the number of shares of Rainbow Media Group Class A and Class B tracking stock outstanding on the date of the tracking stock distribution. See "Arrangements with NBC" in our Form 10-K.

         Rainbow Media Holdings' businesses include national and regional programming networks, the Madison Square Garden sports and entertainment business and television advertising sales companies. We attribute certain of our programming and entertainment operations to the Cablevision NY Group and others to the Rainbow Media Group.

NATIONAL ENTERTAINMENT PROGRAMMING NETWORKS

         The following nationally distributed entertainment networks, which acquire, produce and license programming throughout the United States, are attributed to the Rainbow Media Group:

- American Movie Classics, or AMC (80% owned by Rainbow Media Holdings) - A 24-hour movie network with contractual rights to one of the most comprehensive libraries of classic films from the 1930s through the 1980s and a diverse blend of original series and documentaries.

- Bravo (80% owned by Rainbow Media Holdings) - The first national cable network for the performing arts. Bravo features films and performing arts programming, including jazz, classical music, ballet, opera, dance, and theatrical performances, as well as original programs on the arts.

- The Independent Film Channel, or IFC (80% owned by Rainbow Media Holdings) - The first network dedicated to independent films and related features and programming.

- WE: Women's Entertainment (originally Romance Classics and currently 80% owned by Rainbow Media Holdings) is a 24-hour entertainment service for women featuring recent hit movies, original biographies and lifestyle programs.

- MuchMusic USA (a wholly-owned subsidiary of Rainbow Media Holdings) - A 24-hour, all-music entertainment programming network which features musical series and concerts, as well as music videos featuring rock, pop, alternative, blues, metal and rap.

         In April 2001, MGM acquired a 20% interest in four Rainbow Media Holdings' programming services (AMC, Bravo, IFC and WE: Women's Entertainment) for $825 million in cash.

REGIONAL PROGRAMMING PARTNERS

         Regional Programming Partners, which is 60% owned by Rainbow Media Holdings and 40% owned by Fox Sports Networks, LLC ("Fox"), owns various businesses and assets, including the following:

         Madison Square Garden (attributed to the Cablevision NY Group). Madison Square Garden, a sports and entertainment company that owns and operates the Madison Square Garden Arena and the adjoining Theater at Madison Square Garden, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the New York Liberty professional women's basketball team, the Hartford Wolf Pack professional hockey team, the Madison Square Garden Network, Fox Sports Net New York and Radio City Entertainment (which operates Radio City Music Hall in New York City). Additionally, Madison Square Garden manages and operates the Hartford Civic Center in Connecticut.

         MetroChannels (attributed to the Cablevision NY Group). MetroChannels provides local sports, news, educational and other programming to the New York metropolitan area.

         Regional Sports Networks (attributed to the Rainbow Media Group). Regional Sports Networks has a 100% interest in two regional sports networks, in Ohio and Florida, operating under the Fox Sports Net name and has a 50% interest in three other regional sports networks, in Chicago, New England and the Bay Area, also operating under the Fox Sports Net name. Rainbow Media Holdings manages each of these regional sports networks, which are distributed in their respective regions as well as nationally through DBS and TVRO distributors.

OTHER SERVICES AND OPERATIONS.

         Rainbow Media Holdings has various other services and operations which are attributed to the Rainbow Media Group, including:

- National Sports Partners is a 50%/50% partnership between Rainbow Media Holdings and Fox that was formed in December 1997 and is managed by Fox. National Sports Partners operates and distributes Fox Sports Net (owned 100% by Rainbow Media Holdings). Fox Sports Net links 22 regional sports networks under the Fox Sports Net name, including the five Fox Sports Net networks in which Rainbow Media Holdings owns an interest described above, and delivers local, regional and national sports programming.

- National Advertising Partners is a 50%/50% partnership between Rainbow Media Holdings and Fox that provides national advertising representation services for Fox Sports Net and the Fox Sports Net regional programming networks.

- Rainbow Network Communications (owned 100% by Rainbow Media Holdings) is a full service network programming origination and distribution company.

- Sterling Digital (owned 100% by Rainbow Media Holdings) is designed to develop new niche audience programming to be distributed and marketed using new media platforms, including digital video channels.

                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF CABLEVISION NY GROUP CLASS A COMMON STOCK

         Under our amended and restated certificate of incorporation, we are authorized to issue the following classes and series of common stock:

         - 800 million shares of Cablevision NY Group Class A common stock;

         - 320 million shares of Cablevision NY Group Class B common stock;

         - 600 million shares of Rainbow Media Group Class A tracking stock; and

         - 160 million shares of Rainbow Media Group Class B tracking stock.

         Cablevision NY Group common stock and Rainbow Media Group tracking stock have dividend and liquidation rights and redemption and exchange terms that attempt to provide economic rights in the businesses they track that are similar to the rights that common stock would have if the "tracked business" were a separate corporation. We have allocated, for financial accounting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between the Cablevision NY Group and the Rainbow Media Group. Set forth below is a summary of certain provisions of our Cablevision NY Group common stock. Reference is made to our Form 8-A for a more complete description of the terms of our Cablevision NY Group common stock and the following summary is qualified in its entirety by reference to our Form 8-A. See "Risk Factors -- Risk Factors Relating to Tracking Stock" for a discussion of certain of the risks associated with ownership of our common stock.

DIVIDENDS

         We have never paid cash dividends on our common stock and do not currently intend to pay cash dividends on any series or class of our common stock in the foreseeable future.

         The total of the amounts that may be paid as dividends on Cablevision NY Group common stock cannot be more than the "Available Dividend Amount" (see our Form 8-A for the definition of this term) for the Cablevision NY Group. The Available Dividend Amount for the Cablevision NY Group is based on the amount that would be legally available for the payment of dividends under Delaware law if the Cablevision NY Group were a separate Delaware corporation.

         If dividends are paid on our Cablevision NY Group common stock, holders of our Cablevision NY Group Class A common stock and Cablevision NY Group Class B common stock are entitled to receive dividends, and other distributions in cash, stock or property, equally on a per share basis, except that stock dividends with respect to Cablevision NY Group Class A common stock may be paid only with shares of Cablevision NY Group Class A common stock and stock dividends with respect to Cablevision NY Group Class B common stock may be paid only with shares of Cablevision NY Group Class B common stock.

         The total of the amounts that may be paid as dividends on the Rainbow Media Group tracking stock cannot be more than the "Available Dividend Amount" (see our Form 8-A for the definition of this term) for the Rainbow Media Group. The Available Dividend Amount for the Rainbow Media Group is based on the amount that would be legally available for the payment of dividends under Delaware law if the Rainbow Media Group were a separate Delaware corporation.

         If dividends are paid on our Rainbow Media Group common stock, holders of our Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock are entitled to receive dividends, and other distributions in cash, stock or property, equally on a per share basis, except that stock dividends with respect to Rainbow Media Group Class A tracking stock may be paid only with shares of Rainbow Media Group Class A tracking stock and stock dividends with respect to Rainbow Media Group Class B tracking stock may be paid only with shares of Rainbow Media Group Class B tracking stock.

         Subject to the above, dividends may be declared and paid on Cablevision NY Group common stock and/or Rainbow Media Group tracking stock in equal or unequal amounts, notwithstanding the relationship among the Cablevision NY Group Available Dividend Amount and the Rainbow Media Group Available Dividend Amount, the respective amounts of prior dividends paid on, or liquidation rights of (i.e., amounts stockholders would receive if Cablevision were liquidated), Cablevision NY Group common stock or Rainbow Media Group tracking stock or any other factor.

CONVERSION AT OPTION OF HOLDER

         Each share of Class B common stock of a Group is convertible at any time, at the option of the holder thereof, into one share of Class A common stock of the same Group.

EXCHANGE AT OUR OPTION

         We may, in the sole discretion of our board of directors, elect at any time after March 29, 2002 to convert all of the outstanding shares of Rainbow Media Group tracking stock into shares of Cablevision NY Group common stock at a 10% premium. In such a case, shares of Rainbow Media Group Class A tracking stock would be converted into shares of Cablevision NY Group Class A common stock and shares of Rainbow Media Group Class B tracking stock would be converted into shares of Cablevision NY Group Class B common stock. If a "Tax Event" (see our Form 8-A for the definition of this term) occurs at any time, we may decide to require a conversion of all of the outstanding shares of Rainbow Media Group tracking stock into shares of Cablevision NY Group common stock; however, holders of Rainbow Media Group tracking stock will not receive any premium in that conversion.

MANDATORY DIVIDEND, REDEMPTION AND CONVERSION RIGHTS ON DISPOSITION OF ASSETS

         If we dispose of all or substantially all of the assets of the Rainbow Media Group (defined as 80% or more on a current market basis) and the disposition is not an exempt disposition (see our Form 8-A for the definition of this term), we would be required to choose one of the following three alternatives:

- Pay a dividend to holders of Rainbow Media Group tracking stock in an amount equal to the net proceeds of such disposition,

- Redeem from holders of Rainbow Media Group tracking stock, for an amount equal to the net proceeds of such disposition, outstanding shares of Rainbow Media Group tracking stock, or

- Issue Cablevision NY Group common stock in exchange for outstanding Rainbow Media Group tracking stock at a 10% premium. Cablevision NY Group Class A common stock will only be exchanged for Rainbow Media Group Class A tracking stock and Cablevision NY Group Class B common stock will only be exchanged for Rainbow Media Group Class B tracking stock.

OPTIONAL EXCHANGE FOR STOCK OF A SUBSIDIARY

         We have the right at any time to transfer all of the assets and liabilities of the Rainbow Media Group to a qualifying subsidiary and deliver all of the stock of that subsidiary in exchange for all of the outstanding Rainbow Media Group tracking stock.

VOTING RIGHTS

         Each share of our common stock has the following voting rights:

         - Cablevision NY Group Class A common stock - one vote per share.

         - Cablevision NY Group Class B common stock - 10 votes per share.

         - Rainbow Media Group Class A tracking stock - 0.5 votes per share.

         - Rainbow Media Group Class B tracking stock - 5 votes per share.

         The holders of Cablevision NY Group Class A common stock and Rainbow Media Group Class A tracking stock generally vote together as a separate class to elect 25% of our board of directors and the holders of Cablevision NY Group Class B common stock and Rainbow Media Group Class B tracking stock generally vote together as a separate class to elect the remaining 75% of our board of directors. Except with respect to the election of directors, holders of Rainbow Media Group tracking stock vote together with holders of Cablevision NY Group common stock unless a separate class vote is required by our charter or applicable law.

LIQUIDATION

         Upon any liquidation, dissolution or winding-up of Cablevision, holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock will be entitled to receive the net assets of Cablevision, if any, remaining for distribution to stockholders (after payment or provision for all liabilities of Cablevision and payment of the liquidation preference payable to any holders of our preferred stock). Amounts due upon liquidation, dissolution or winding-up in respect of shares of Cablevision NY Group common stock and shares of Rainbow Media Group tracking stock will be distributed pro rata in accordance with the market capitalization of Cablevision NY Group common stock and the market capitalization of Rainbow Media Group tracking stock over a specified twenty trading-day period prior to the liquidation. Of the amounts distributed in respect of shares of Cablevision NY Group common stock and shares of Rainbow Media Group tracking stock, holders of Class A stock and Class B stock will be treated equally.

TRACKING STOCK POLICY STATEMENT

         In connection with the creation and issuance of our Rainbow Media Group tracking stock, our board of directors adopted our tracking stock policy statement, which we initially intend to follow, but which may be changed at any time and from time to time in the sole discretion of our board of directors, as described below under "--Amendment and Modification to Our Tracking Stock Policy Statement". This section sets forth our initial tracking stock policy statement.

         General Policy

         Our board of directors has determined that, except as described in this tracking stock policy statement, all material matters in which holders of Cablevision NY Group common stock and Rainbow Media Group tracking stock may have divergent interests will be generally resolved in a manner that is in the best interests of Cablevision and all of its stockholders after giving fair consideration to the potentially divergent interests and other relevant interests of the holders of the separate classes and series of our common stock. As described in this tracking stock policy statement, this general policy will be carried out in a manner that continues to recognize the unique value that the businesses and interests forming the Rainbow Media Group and the businesses and interests forming the Cablevision NY Group has historically generated for each other. As a result, in furtherance of this tracking stock policy statement, the Rainbow Media Group and the Cablevision NY Group may enter into inter-Group commercial transactions that are not on an arm's-length basis and are different than the commercial transactions that either Group would have entered into with an unaffiliated third party.

         Amendment and Modification to Our Tracking Stock Policy Statement

         Our board of directors may, without stockholder approval, modify, suspend or rescind the policies set forth in this tracking stock policy statement, including any resolution implementing the provisions of this policy statement. Our board of directors may also adopt, without stockholder approval, additional or other policies or make exceptions with respect to the application of the policies described in this tracking stock policy statement in connection with particular facts and circumstances, all as our board of directors may determine to be in the best interests of Cablevision as a whole, consistent with its fiduciary duties to Cablevision and all of our stockholders.

         Relationship Between the Cablevision NY Group and the Rainbow Media
Group

         General. Under this tracking stock policy statement, we will seek to manage the Cablevision NY Group and the Rainbow Media Group in a manner designed to maximize the operations, assets and value of the entire company. In that process, we will continue to recognize the unique value that the businesses and interests forming the Rainbow Media Group and the businesses and interests forming the Cablevision NY Group have historically generated for each other.

         We believe that Rainbow Media Holdings should continue to be a leader in the innovation of cable programming and that we should foster that innovation by continuing to provide the businesses that comprise the Rainbow Media Group with an outlet for such cable programming on our cable television systems, which will be part of the Cablevision NY Group. For example, in carrying out this belief historically, especially when the Cablevision NY Group has become the initial outlet for new programming from the businesses of the Rainbow Media Group, the Cablevision NY Group has given Rainbow Media Group networks preferential roll-out timing on its cable television systems, has not historically received launch support or marketing support payments from the Rainbow Media Group and has not received periods where networks are provided to all subscribers without charge, or "free subscriber months," from Rainbow Media Group networks. On the other hand, the Cablevision NY Group has used a great deal of discretion in positioning and repositioning the Rainbow Media Group networks on its cable television systems and rates under the affiliation agreements between the national entertainment networks of the Rainbow Media Group and the businesses that will comprise the Cablevision NY Group reflect the Cablevision NY Group's support of Rainbow Media Group's development of programming services. This relationship is one that we intend to continue under this tracking stock policy statement.

         Contractual Agreements Between the Groups. In connection with the issuance of the Rainbow Media Group tracking stock, we will enter into and/or continue a number of agreements between members of the Cablevision NY Group and members of the Rainbow Media Group. Except as noted in this tracking stock policy statement, these agreements will continue arrangements that have existed historically, either pursuant to written agreements or course of dealing. Except as provided in this tracking stock policy statement, consistent with past practice, these arrangements may or may not be on arm's-length terms, and may or may not be provided to unaffiliated third parties on the same terms as such arrangements are provided pursuant to the terms of this tracking stock policy statement, if at all. Although we intend to carry out the arrangements on the terms described below, under this tracking stock policy statement, our board of directors may modify, suspend or cancel these agreements in its sole discretion. These agreements are as follows:

         - Each of the national networks existing on the date of the issuance of the Rainbow Media Group tracking stock (AMC, Bravo, IFC, WE: Women's Entertainment, MuchMusic) will continue to be carried on the Cablevision NY Group cable television systems carrying those services on the date of the tracking stock distribution under affiliation agreements. As noted above, the terms of carriage have historically been favorable to the Cablevision NY Group reflecting the Cablevision NY Group's support of the Rainbow Media Group's development of programming services. The affiliation agreements, which have terms of between three and five years, also provide for automatic renewal on the same terms as the initial agreements. These affiliation agreements result in both the recognition of revenue for the Rainbow Media Group and expense for the Cablevision NY Group.

         - The Cablevision NY Group has historically provided and, through a services agreement, will continue to provide to the Rainbow Media Group general management and other corporate services, including executive, treasury, controller, legal, audit, accounting, tax, advertising sales, employee resources and benefits, purchasing, billing and collections, voice and data services, information services, transportation, facilities, insurance, research and strategic marketing, security services, and such future services as the parties may agree. The Rainbow Media Group reimburses the Cablevision NY Group for costs and expenses incurred by the Cablevision NY Group in connection with providing these services. The services agreement also provides that the Rainbow Media Group will from time to time provide services to the Cablevision NY Group, including, without limitation, uplink services, in each case, on such terms and conditions as the parties may reasonably determine. The services agreement is automatically renewed every five years unless either party elects to terminate it except that if there is a breach by either party or either party is bankrupt, the agreement is immediately terminable at the option of the other party. Amounts paid by the Rainbow Media Group represent an expense to that Group and revenue to the Cablevision NY Group and vice versa.

         -        Cablevision and AMC are parties to a consulting agreement.
                  Cablevision will continue the consulting agreement with AMC and WE: Women's Entertainment. The consulting agreement will apply to those businesses and may apply to any future businesses owned by AMC and WE: Women's Entertainment and will require the reimbursement of the costs and expenses incurred by the Cablevision NY Group in connection with the consulting agreement and payment of an annual fee equal to 3.5% of the gross revenues of the applicable businesses for the applicable year. The consulting agreement is automatically renewed every five years unless the Cablevision NY Group elects to terminate it, except that if there is a breach by any party or any party is bankrupt, the agreement is immediately terminable at the option of the other party. Amounts paid by the Rainbow Media Group represent an expense to that Group and offset the expense of the Cablevision NY Group.

         In addition, subsidiaries of the Cablevision NY Group are parties to various agreements with third parties under which the rights and obligations of the Cablevision NY Group and the Rainbow Media Group have been allocated between the Groups. Under these agreements, we have historically allocated the rights and obligations, including the right to receive payments, between the members of the Cablevision NY Group and the Rainbow Media Group and that allocation is reflected in the financial statements of the two Groups which are included in our Form 10-K and our Form 10-Q. Under the tracking stock policy statement, the historic allocation in place on the date of the tracking stock distribution would continue to govern existing agreements unless modified by our board of directors, and allocations under new agreements would be determined in accordance with the general guidelines of the tracking stock policy statement.

         Other Relationships Between the Groups. The relationships between the two Groups that are not included in the agreements described above will be governed by this tracking stock policy statement.

         These relationships could include any or all of the following:

         - carriage of existing Rainbow Media Group networks by Cablevision NY Group cable television systems where such services are not carried on the date of the tracking stock distribution;

         - carriage of new Rainbow Media Group networks by Cablevision NY Group cable television systems;

         - provision of promotion opportunities for Rainbow Media Group networks on set-top boxes in Cablevision NY Group cable television systems;

         - featuring broadband content and future digital services of Rainbow Media Group networks on Cablevision NY Group's high-speed Internet service;

         - launch fees and tenant fees payable from the Rainbow Media Group to the Cablevision NY Group in connection with the carriage of existing or new services, the integration of available interactive features into existing programming, and featuring broadband content for Internet distribution;

         - free subscriber months for Cablevision NY Group subscribers in connection with the carriage of existing or new services, the integration of available interactive features into existing programming and featuring broadband content for Internet distribution;

         - cash or in-kind marketing support, in-market promotional support and advertising availability for the Cablevision NY Group in connection with the carriage of existing or new services, the integration of available interactive features into existing programming and featuring broadband content for Internet distribution; and

         - revenue sharing provisions in connection with the carriage of existing or new services, the integration of available interactive features into existing programming and featuring broadband content for Internet distribution.

         Examples of situations in which these relationships could be implemented and the commitments that could be made in implementing the initial tracking stock policy statement are discussed more fully below:

         Carriage of New Rainbow Media Group Services. The Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, provide digital distribution of new networks created by the Rainbow Media Group on the Cablevision NY Group's owned or managed cable television systems. The Cablevision NY Group will use reasonable efforts to position any such networks at such level as the Rainbow Media Group may reasonably request; provided that the Rainbow Media Group acknowledges the Cablevision NY Group's right to package or price any such networks to its customers in its sole discretion, subject to any contractual limitations pertaining to the Rainbow Media Group. The terms and conditions applicable to the carriage of such networks may, upon the reasonable request of the Cablevision NY Group, include launch fees, free subscriber months, cash or in-kind marketing support, in-market promotional support, advertising availability and revenue sharing provisions in exchange for such commitment.

         Integration of Interactive Features into Existing Rainbow Media Group Programming by the Cablevision NY Group. To the extent it is technically feasible to do so, and to the extent the Rainbow Media Group has all necessary rights to do so, the Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, integrate available interactive features into any of the programming described herein, including, without limitation, offering all or parts of such programming on a video-on-demand basis and enabling interactive marketing or e-commerce opportunities. The terms and conditions applicable to the provision of such opportunities may, upon the reasonable request of the Cablevision NY Group, include launch fees, tenant fees, free subscriber months, cash or in-kind marketing support, in-market promotional support, advertising availability and revenue sharing provisions in exchange for such commitment.

         Promotion of Rainbow Media Group Networks on Cablevision NY Group Systems. The Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, provide each Rainbow Media Group network with placement on any channel guide or program selection mechanism included in its digital set-top offering. The Cablevision NY Group will use reasonable efforts to position any such content at the level that the Rainbow Media Group may reasonably request; provided that the Rainbow Media Group acknowledges the Cablevision NY Group's right to package or price any such content to its customers in its sole discretion, subject to any contractual limitations pertaining to the Rainbow Media Group.

         Featuring Rainbow Media Group Networks on the Cablevision NY Group's High-Speed Internet Service. The Cablevision NY Group would, upon the reasonable request of the Rainbow Media Group, feature any broadband content created by the Rainbow Media Group for Internet distribution on its Optimum On-Line high-speed Internet service or on any successor to such service. The Cablevision NY Group will use reasonable efforts to position any such content at such level as the Rainbow Media Group may reasonably request; provided that the Rainbow Media Group acknowledges the Cablevision NY Group's right to package or price any such content to its customers in its sole discretion, subject to any contractual limitations pertaining to the Rainbow Media Group. The terms and conditions applicable to the carriage of such broadband content may, upon the reasonable request of the Cablevision NY Group, include launch fees, free subscriber months, cash or in-kind marketing support, in-market promotional support, advertising availability and revenue sharing provisions in exchange for such commitment.

         In accordance with this tracking stock policy, these relationships may or may not be on an arm's-length basis, may or may not be consistent with past practice, and may or may not be consistently applied to all situations in the future. In addition, these opportunities may or may not be available to third parties and similar arrangements may or may not be available from third parties.

         Taxes

         Cablevision cannot currently file federal income tax returns that reflect the operations of both the Cablevision NY Group and the Rainbow Media Group on a consolidated return basis, because all of the operating assets of the Rainbow Media Group are held directly or indirectly by Rainbow Media Holdings, which is not, given the current ownership of Rainbow Media Holdings' stock, includible as a member of Cablevision's consolidated return group for federal income tax purposes. To the extent that federal and state income taxes are determined on a basis that includes operations or assets of both the Cablevision NY Group and the Rainbow Media Group, such taxes will be allocated to each Group, and reflected in their respective financial statements, in accordance with Cablevision's tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, will be allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Under the policy, the amount of taxes payable or refundable, which are allocated to the Rainbow Media Group in circumstances where consolidated federal or state income tax returns are filed, will generally be comparable to those that would have resulted if the Groups had filed separate tax returns. Accordingly, the Rainbow Media Group will only realize the benefits of its tax attributes when it generates sufficient taxable income to utilize such attributes.

DESCRIPTION OF OUR SERIES A CONVERTIBLE PREFERRED STOCK

         Set forth below is a summary of certain provisions of our Series A convertible preferred stock. Reference is made to the certificate of designations relating to our Series A convertible preferred stock for a more complete description of the terms of our Series A convertible preferred stock. The following summary is qualified in its entirety by reference to our certificate of designations. A copy of the certificate of designations has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Risk Factors -- Risk Factors Relating to Our Series A Convertible Preferred Stock" for a discussion of certain of the risks associated with ownership of our Series A convertible preferred stock.

GENERAL

         At the consummation of the Series A convertible preferred stock offering, we will issue 8,770,000 shares, or up to 10,085,500 shares if the underwriters exercise their over-allotment option in full, of our Series A convertible preferred stock. When issued, the shares of our Series A convertible preferred stock will be validly issued, fully paid and nonassessable. We intend to apply for the listing of our Series A convertible preferred stock on the NYSE.

         The holders of the shares of our Series A convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or any other of our securities.

MANDATORY CONVERSION

         On July 1, 2004, the mandatory conversion date, each share of our Series A convertible preferred stock will be mandatorily converted by us into a number of shares (such number of shares being hereinafter referred to as the "conversion rate") of Cablevision NY Group Class A common stock determined in accordance with the conversion rate formula. The number of shares of Cablevision NY Group Class A common stock that are issuable upon mandatory conversion is subject to adjustment as a result of certain dilution events. In addition, following certain mergers and asset sales, you may receive securities, cash or other property, in lieu of Cablevision NY Group Class A common stock upon conversion.

         The conversion rate per share of our Series A convertible preferred stock equals:

         (a) if the conversion value (as defined below) is greater than or equal to $ , the threshold appreciation price, shares of Cablevision NY Group Class A common stock,

         (b) if the conversion value is less than the threshold appreciation price but is greater than $ , the initial price, a fractional share of Cablevision NY Group Class A common stock with a value equal to the initial price (based on the conversion date average price per share), and

         (c) if the conversion value is less than or equal to the initial price, one share of Cablevision NY Group Class A common stock.



         "Conversion value" means the value of the conversion property, determined in the manner and over the period or as of the date specified below. For purposes of determining the "conversion value", the "conversion date average price" of a share of Cablevision NY Group Class A common stock or of any other security deliverable upon mandatory conversion means the average of the closing price per share of such security on the twenty trading days immediately prior to, but not including, the second trading day preceding the mandatory conversion date. The "closing price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security as reported in the composite transactions for the principal United States securities exchange on which such security is traded, or if such security is not so listed on a United States national or regional securities exchange, as reported by Nasdaq, or if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained by us for this purpose. A "trading day" is defined as a day on which the security the closing price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. For purposes of determining the "conversion value," the value of any property other than cash or securities will be the fair market value of such property on the third trading day preceding the mandatory conversion date, as determined by a nationally recognized investment banking firm retained by us for the purpose of such valuation.

         "Conversion property" means, initially, one share of Cablevision NY Group Class A common stock. If after issuance of our Series A convertible preferred stock, one or more antidilution or similar events occur, "conversion property" will mean the cash, securities or other property that are deliverable, conversion of our Series A convertible preferred stock.

         In the event that we pay a dividend or make a distribution on shares of Cablevision NY Group Class A common stock consisting of capital stock of, or similar equity interests in or designed to track the performance of, a subsidiary or other business unit of ours, the conversion date average price will be adjusted based on the market value of the securities so distributed relative to the market value of Cablevision NY Group Class A common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

         In the event that there are any accrued and unpaid dividends on our Series A convertible preferred stock outstanding on the mandatory conversion date, after taking into account any cash dividend payments made by us on that date, the conversion rate formula will be adjusted so that, in addition to the amount of Cablevision NY Group Class A common stock received by you upon the mandatory conversion of our Series A convertible preferred stock calculated in accordance with the conversion rate formula referred to in paragraphs (a), (b) and (c) above, you will receive a number of shares of Cablevision NY Group Class A common stock calculated by dividing the dollar amount of unpaid dividends outstanding by 95% of the conversion date average price. Accordingly, upon the mandatory conversion of our Series A convertible preferred stock, your rights to receive any and all accrued and unpaid dividends will terminate.

         There can be no assurance that the amount you receive as a holder of our Series A convertible preferred stock will exceed the amount you paid for our Series A convertible preferred stock. If the conversion value is less than the initial price, the amount that you receive on the mandatory conversion date will have a value on that date that is less than the amount you paid for our Series A convertible preferred stock, in which case your investment in our Series A convertible preferred stock will have resulted in a loss.

         Any shares of Cablevision NY Group Class A common stock we deliver to you will be freely transferable (assuming you are not affiliated with Cablevision and excepting any transfer restriction you yourself cause). You will be responsible for paying any and all brokerage costs if you sell the Cablevision NY Group Class A common stock or any other underlying securities you receive.

         For illustrative purposes only, the following table shows the number of shares of Cablevision NY Group Class A common stock a holder would receive for each share of our Series A convertible preferred stock at various conversion date average prices. The table assumes that there will be no dilution or other adjustments to the conversion rate formula as described below. There can be no assurance that the conversion date average price will be within the range set
forth below. Given the initial price of $     and the threshold appreciation
price of $      , a holder of our Series A convertible preferred
stock would receive on the mandatory conversion date the following number of shares of Cablevision NY Group Class A common stock per share of our Series A convertible preferred stock:


                     PRICE OF CABLEVISION                  NUMBER OF SHARES OF
                           NY GROUP                       CABLEVISION NY GROUP
                     CLASS A COMMON STOCK                CLASS A COMMON STOCK(1)
                     --------------------                --------------------
                             $
                             $
                             $

----------

(1) This table does not take into account accrued and unpaid dividends payable on our Series A convertible preferred stock.

DILUTION ADJUSTMENTS

         The conversion rate formula is subject to adjustment (under formulas set forth in the certificate of designations) if we take any of the following actions after our Series A convertible preferred stock is issued:

         (1) pay a stock dividend or make a distribution with respect to Cablevision NY Group Class A common stock in shares of such stock or our other capital stock;

         (2) subdivide or split the outstanding shares of Cablevision NY Group Class A common stock into a greater number of shares;

         (3) combine the outstanding shares of Cablevision NY Group Class A common stock into a smaller number of shares;

         (4) issue by reclassification of shares of Cablevision NY Group Class A common stock any shares of our capital stock;

         (5) issue rights or warrants to all holders of Cablevision NY Group Class A common stock entitling them, for a period expiring within sixty days, to subscribe for or purchase shares of Cablevision NY Group Class A common stock at a price per share that is less than the then current market price (as defined in the certificate of designations) of the Cablevision NY Group Class A common stock (other than any issuance of shares of our common stock pursuant to Section 10 of our Stockholders Agreement, dated as of March 4, 1998, with AT&T, as amended from time to time); or

         (6) pay a dividend or make a distribution to all holders of Cablevision NY Group Class A common stock of our assets (including shares of capital stock of, or similar equity interests in or designed to track the performance of, a subsidiary or other business unit of ours) or debt securities (excluding distributions referred to in clause (1) above or any cash dividends other than any extraordinary cash dividend (as defined below)) or issue to all holders of Cablevision NY Group Class A common stock rights or warrants to subscribe for or purchase any of our securities (other than those referred to in clause (5) above).

         An "extraordinary cash dividend" means any cash dividend which, when taken together with all other cash dividends on Cablevision NY Group Class A common stock paid during the preceding 365 days (excluding any such dividends occurring in such period for which a prior adjustment to the conversion rate formula was previously made), exceeds on a per share basis 10% of the average of the closing price per share of the Cablevision NY Group Class A common stock on the twenty trading days immediately preceding the day on which our board of directors declares such dividend. In addition, we will be permitted to make such increase in the conversion rate of our

Series A convertible preferred stock as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

         All adjustments to the conversion rate formula will be calculated to the nearest 1/10,000th of a share of Cablevision NY Group Class A common stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). We will not, however, be required to give effect to any adjustment in the conversion rate formula unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion rate formula by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion rate formula by at least 1%, that change in the conversion rate formula will be given effect.

         Each such adjustment to the conversion rate formula will be made successively.

         In the event of (A) any consolidation or merger of Cablevision, or any surviving entity or subsequent surviving entity of Cablevision, which we refer to as a "Cablevision successor", with or into another entity (other than a consolidation or merger in which Cablevision is the continuing corporation and in which the Cablevision NY Group Class A common stock outstanding immediately prior to the consolidation or merger is not exchanged for cash, securities or other property of Cablevision or another corporation), or (B) any sale, transfer, lease or conveyance to another entity of all or substantially all of the assets of Cablevision or any Cablevision successor, (any such event described in clause (A) or (B), a "reorganization event"), the conversion rate formula used to determine the amount payable on the mandatory conversion date for each share of our Series A convertible preferred stock will be adjusted to provide that each holder of our Series A convertible preferred stock will receive, on the mandatory conversion date, for each share of our Series A convertible preferred stock, the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease or conveyance by a holder of one share of Cablevision NY Group Class A common stock or, if any one or more antidilution or similar events occur, by a holder of the conversion property as constituted immediately prior to the reorganization event. For purposes of the foregoing adjustment, we will assume (i) that such holder of Cablevision NY Group Class A common stock is not an entity with which Cablevision consolidated or into which Cablevision merged or which merged into Cablevision or to which such sale, transfer, lease or conveyance was made, as the case may be (a "constituent entity"), or an affiliate of a constituent entity and failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale, transfer, lease or conveyance and (ii) that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease or conveyance is not the same for each share of Cablevision NY Group Class A common stock held immediately prior to such reorgnization event by other than a constituent entity or an affiliate thereof and in respect of which such rights of election have not been exercised ("nonelecting share"), then the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, lease or conveyance by each nonelecting share will be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares. If necessary, appropriate adjustment will be made in the application of the provisions set forth in this prospectus with respect to the rights and interests thereafter of the holders of shares of our Series A convertible preferred stock to the end that the provisions set forth in this prospectus will thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. In connection with the determination as to which of clauses (a),
(b) or (c) of the conversion rate formula applies on mandatory conversion of our Series A convertible preferred stock, the securities, cash and other property issuable upon mandatory conversion following a merger, sale, transfer, lease or conveyance described above will be valued in the manner and over the period or as of the date used in determining conversion value.

         No adjustments will be made for certain other events, such as conversion of shares of Cablevision NY Group Class B common stock into shares of Cablevision NY Group Class A common stock, the offering of capital stock of any class by Cablevision for cash or in connection with acquisitions, conversion of shares of Rainbow Media Group tracking stock into Cablevision NY Group common stock or issuing shares of Cablevision NY Group Class A common stock in respect of stock options.

         We are required, within ten business days following the occurrence of an event that requires an adjustment to the conversion rate formula (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to holders of our Series A convertible preferred stock of the occurrence of such event and a statement in reasonable detail setting forth the adjusted conversion rate formula and the method by which the adjustment to the conversion rate formula was determined, provided that, in respect of any adjustment to the conversion date average price, such notice will only disclose the factor by which each of the closing prices used in determining the conversion date average price is to be multiplied in order to determine the conversion rate for the mandatory conversion.

FRACTIONAL SHARES

         No fractional shares of Cablevision NY Group Class A common stock will be delivered when we convert the shares of our Series A convertible preferred stock into shares of Cablevision NY Group Class A common stock on the mandatory conversion date or merger early conversion date. In lieu of any fractional share otherwise deliverable in respect of all our Series A convertible preferred stock of any holder on the mandatory conversion date, you will be entitled to receive an amount in cash equivalent to the value of such fractional share at the conversion date average price.

EARLY CONVERSION UPON CASH MERGER

         Prior to the mandatory conversion date, if Cablevision is a party to a consolidation or merger which results in a reclassification, conversion, exchange or cancellation of outstanding shares of Cablevision NY Group Class A common stock and in which at least 30% of the consideration paid to holders of our Cablevision NY Group Class A common stock consists of cash or cash equivalents (a "cash merger"), then on or after the date of the cash merger, each holder of our Series A convertible preferred stock will have the right to accelerate the mandatory conversion by us of each share of our Series A convertible preferred stock held by that holder. We refer to this right as the "merger early conversion right."

         We will provide each of the holders of our Series A convertible preferred stock with an election notice within five business days following the completion of a cash merger. The election notice will specify a date, which will not be less than twenty nor more than thirty days after the date of the election notice, by which each holder's merger early conversion right must be exercised (the "optional early conversion date") and the date on which the optional early conversion will occur. The election notice will set forth, among other things, the applicable conversion rate formula and the amount of the cash, securities and other property receivable by the holder upon conversion.

         To exercise the merger early conversion right, the holder must deliver the completed election notice to DTC on, or one business day before, the optional early conversion date. If the holder exercises the merger early conversion right, we will deliver to the holder on the date of the optional early conversion the kind and amount of cash, securities or other property that the holder would have been entitled to receive if the mandatory conversion had occurred in accordance with the conversion rate formula in effect immediately before the cash merger. If the holder does not elect to exercise the merger early conversion right, its shares of Series A convertible preferred stock will remain outstanding and subject to conversion on the mandatory conversion date.

RANKING

         The Series A convertible preferred stock, with respect to dividends and distributions upon the liquidation, dissolution and winding-up of Cablevision, ranks:

         - junior to all our liabilities and obligations (whether or not for borrowed money);

         - junior to "senior stock", which is each class of capital stock or series of preferred stock of Cablevision established by our board of directors after the initial issuance of our Series A convertible preferred stock, the terms of which specifically provide that such class or series will rank senior to our Series A convertible preferred stock as to dividends and distributions upon liquidation, dissolution and winding-up of Cablevision;

         - on a parity with "parity stock", which is any other class of capital stock or series of preferred stock established by our board of directors after the initial issuance of our Series A convertible preferred stock, the terms of which expressly provide that such class or series will rank on a parity with our Series A convertible preferred stock as to dividends and distributions upon liquidation, dissolution and winding-up of Cablevision; and

         - senior to "junior stock", which is all classes of common stock and each other class of capital stock or series of preferred stock established by our board of directors after the issuance of our Series A convertible preferred stock, the terms of which do not expressly provide that it ranks senior to or on a parity with our Series A convertible preferred stock as to dividends and distributions upon liquidation, dissolution and winding-up of Cablevision.

         We may not authorize any class of senior stock without the approval of the holders of at least 66-2/3% of the shares of our Series A convertible preferred stock then outstanding, voting or consenting, as the case may be, as one class.

DIVIDENDS

         You, as a holder of our Series A convertible preferred stock are entitled, when declared by our board of directors, out of funds legally available therefor, to receive cumulative cash dividends on each outstanding
share of our Series A convertible preferred stock, at the annual rate of   % or
$    per share of our Series A convertible preferred stock. Dividends on our
Series A convertible preferred stock are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2001. Dividends will be payable to the holders of record at the close of business on the December 15, March 15, June 15 and September 15 of each year before the applicable quarterly dividend payment date. The right to dividends on our Series A convertible preferred stock will be cumulative (whether or not earned or declared) from the date of issuance of our Series A convertible preferred stock. If any dividend (or portion thereof) payable on any dividend payment date is not paid in full on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid on such date will increase at the rate of % per year from such dividend payment date until paid in full.

         No full dividends may be declared or paid or funds set apart for the payment of dividends on any stock that ranks on a parity with our Series A convertible preferred stock for any period unless full cumulative dividends have been paid or set apart for such payment on our Series A convertible preferred stock. If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of our Series A convertible preferred stock and any series of stock that ranks on a parity with our Series A convertible preferred stock, the total available funds to be paid in partial dividends will be divided among our Series A convertible preferred stock and such other series pro rata in proportion to the aggregate amount of dividends accrued and unpaid with respect to such Series A convertible preferred stock and such other series. No dividends may be paid or set apart for such payment on junior stock (except dividends on junior stock in additional shares of junior stock), and no junior stock, or any warrants, rights, calls or options exercisable for or convertible into any junior stock, may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on our Series A convertible preferred stock, except for (1) any conversion of the shares of Cablevision NY Group Class B common stock into the shares of Cablevision NY Group Class A common stock, (2) any conversion or exchange of the shares of Rainbow Media Group Class A and Class B tracking stock into the shares of Cablevision NY Group Class A and Class B common stock, respectively, (3) dividends or distributions payable-in-kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of, stock that ranks junior to our Series A convertible preferred stock, (4) repurchases of our common stock, or warrants, rights, calls or options exercisable for or convertible into our common stock, issued under our stock incentive programs, and (5) the Rainbow Spin-off. The "Rainbow Spin-off" means the payment of any dividend by Cablevision or the making by Cablevision of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the capital stock of Rainbow Media Holdings, Inc. or any successor to the assets or equity interests thereof, or of another entity holding only assets that were held by Rainbow Media Holdings, Inc. immediately prior to the acquisition thereof by such entity, being held by all or any portion of the shareholders of Cablevision.

         After dividends on our Series A convertible preferred stock for all past and current quarterly dividend periods have been paid in full, our Series A convertible preferred stock will not be entitled to participate in any further distributions by us.

         Rights to any unpaid dividends outstanding on the mandatory conversion date terminate and will result in an adjustment of the conversion rate formula as set out above.

         Certain of our debt instruments contain covenants that may restrict our ability to pay, or prevent the payment of, dividends on our Series A convertible preferred stock. In addition, under Delaware law, dividends on capital stock may only be paid from "surplus" or, if there is no surplus, from the corporation's net profits for the then current or the preceding fiscal year. We do not anticipate having net profits for the foreseeable future and our ability to pay dividends on our Series A convertible preferred stock will require the availability of adequate "surplus", which is defined as the excess, if any, of our net assets, total assets less total liabilities, over our capital, generally the par value of our issued capital stock. As of March 31, 2001, our total liabilities, together with preferred stock and minority interests, exceeded our total assets by $1.6 billion. Accordingly, in connection with dividend payments on our Series A convertible preferred stock, our board of directors will have to determine that we have adequate surplus on the basis of valuations of our assets at higher amounts than are reflected in our financial statements. There can be no assurance that our board of directors will be able to make such determination and that adequate surplus will be available to pay dividends on our Series A convertible preferred stock.

LIQUIDATION PREFERENCE

         In the event of any liquidation, dissolution or winding-up of our company, after payment or processing for payment of our debts and other liabilities and of liquidation preference in respect of any senior stock, holders of our Series A convertible preferred stock will be entitled to receive out of our remaining net assets, if any, a preferential amount equal to $
(the initial price per share) plus all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of our company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any junior stock, including, without limitation, our common stock.

         For the purpose of the preceding paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of
Cablevision:

         - the sale of all or substantially all of the property or business of Cablevision,

         - the merger or consolidation of Cablevision into or with any other corporation,

         - the merger or consolidation of any other corporation into or with Cablevision.

         If, upon any voluntary or involuntary liquidation, dissolution or winding-up of our company, the amounts payable with respect to our Series A convertible preferred stock and all other parity stock are not paid in full, the holders of our Series A convertible preferred stock and the parity stock will share equally and ratably in any distribution of assets of our company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of our Series A convertible preferred stock will not be entitled to any further participation in any distribution of assets of our company.

         The certificate of designations for our Series A convertible preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of our Series A convertible preferred stock, although such liquidation preference will be substantially in excess of the par value of such shares of our Series A convertible preferred stock. In addition, we are not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of our company) that requires a restriction upon any surplus of our company solely because the liquidation preference of our Series A convertible preferred stock will exceed its par value. Consequently, there will be no restriction upon any surplus of our company solely because the liquidation preference of our Series A convertible preferred stock will exceed the par value and there will be no remedies available to the holders of our Series A convertible preferred stock before or after the payment of any dividend, other than in connection with the liquidation of our company, solely by reason of the fact that such dividend would reduce any then existing surplus of our company to an amount less than the difference between the liquidation preference of our Series A convertible preferred stock and its par value.

VOTING RIGHTS

         The holders of our Series A convertible preferred stock will have no voting rights with respect to general corporate matters, except as provided by law or as set forth in the certificate of designations. The certificate of designations provides that if dividends on our Series A convertible preferred stock are in arrears and unpaid for six quarterly periods (whether or not consecutive), then the number of directors constituting our board of directors will be adjusted to permit the holders of the majority of the then outstanding Series A convertible preferred stock, voting as a class (together with the holders of any other class or series of our capital stock upon which like voting rights have been conferred and are exercisable), to elect one director and a second director if the right to elect a second director is required by the NYSE or any other national securities exchange on which we elect to list the Cablevision NY Group Class A common stock or by the requirements of Nasdaq if we elect to have the Cablevision NY Group Class A common stock quoted thereon. Such voting rights will continue until such time as all dividends in arrears on our Series A convertible preferred stock are paid in full, or our Series A convertible preferred stock is converted at which time the term of the directors elected under the provisions of this paragraph will terminate. Such event described above is referred to herein as a "voting rights triggering event." Any vacancy occurring in the office of the director elected by holders of Series A convertible preferred stock may be filled by the remaining director, if any, or otherwise by the departing director unless and until the vacancy is filled by such holders.

         The certificate of designations also provides that we will not authorize any class of senior stock without the affirmative vote or consent of holders of at least 66-2/3% of the shares of our Series A convertible preferred stock then outstanding, voting or consenting, as the case may be, separately as one class. The certificate of designations also provides that we may not amend the certificate of designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of our Series A convertible preferred stock, or authorize the issuance of any additional shares of our Series A convertible preferred stock (except upon exercise of the underwriters' over-allotment option), without the affirmative vote or consent of the holders of at least 66-2/3% of the shares of our Series A convertible preferred stock then outstanding, voting or consenting, as the case may be, as one class. The holders of at least 66-2/3% of the shares of our Series A convertible preferred stock then outstanding, voting or consenting, as the case may be, as one class, may also waive compliance with any provision of the certificate of designations. The certificate of designations also provides that (a) the creation, authorization, existence or issuance of any shares of stock ranking on a parity with or junior to our Series A convertible preferred stock or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, will not require the consent of the holders of our Series A convertible preferred stock and will not be deemed to affect adversely the rights, preferences, privileges or voting rights of the holders of Series A convertible preferred stock.

MERGER, CONSOLIDATION AND SALE OF ASSETS

         Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of our Series A convertible preferred stock, we may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets to, any person unless: (1) the "resulting entity" formed by such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (2) our Series A convertible preferred stock will remain unchanged or be converted into or exchanged for and will become shares of such resulting entity, having in respect of such resulting entity the same or more favorable powers, preferences and relative participating, optional or other special rights, and the same or more favorable qualifications, limitations or restrictions thereon, that our Series A convertible preferred stock had immediately prior to such transaction (provided that (A) if, in accordance with the certificate of designations, our Series A convertible preferred stock becomes convertible into a different amount or type of securities, cash or other property, such change will not be deemed to be a change in the powers, preferences and relative participating, optional or other special rights of our Series A convertible preferred stock and (B) the fact that the resulting entity has authorized or outstanding any securities other than senior stock will not be deemed to be a change in the powers, preferences and relative participating, optional or other special rights of our Series A convertible preferred stock); and (3) immediately after giving effect to such transaction, no voting rights triggering event has occurred or is continuing.

COVENANT TO REPORT

         Notwithstanding that we may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, we will file with the SEC and provide the transfer agent and the holders of Series A convertible preferred stock with all information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act.

TRANSFER AGENT

         The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of Series A convertible preferred stock is Mellon Investor Services.

BOOK-ENTRY SYSTEM

         Our Series A convertible preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of our Series A convertible preferred stock. Owners of beneficial interests in our Series A convertible preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert our Series A convertible preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of our Series A convertible preferred stock under the global securities or the certificate of designations. Our company and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

                         UNITED STATES TAX CONSEQUENCES

         In the opinion of our tax counsel, Sullivan & Cromwell, this section summarizes the material United States federal income tax (and, where specifically noted, United States federal estate tax) consequences of the ownership and disposition of Cablevision NY Group Class A common stock and our Series A convertible preferred stock. It applies to you only if you hold shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock as capital assets for tax purposes. It does not consider the specific facts and circumstances that may be relevant to a particular holder of Cablevision NY Group Class A common stock or our Series A convertible preferred stock and does not address the treatment of holders under the laws of any state, local or foreign taxing jurisdiction. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

         -        a dealer in securities,

         - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

         -        a tax-exempt organization,

         -        a life insurance company,

         -        a person liable for alternative minimum tax,

         - a person that actually or constructively owns 10% or more of our voting stock,

         - a person that holds Cablevision NY Group Class A common stock or our Series A convertible preferred stock as part of a straddle or a hedging or conversion transaction, or

         -        a person whose functional currency is not the U.S. dollar.

         This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, which we will refer to as the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Cablevision NY Group Class A common stock or the Treasury Department could issue regulations or other guidance, including, without limitation, regulations issued under the broad grant of authority under Section 337(d) of the Code, that affect the treatment of tracking stock such as the Cablevision NY Group Class A common stock. Any future legislation, regulations or other guidance, which may or may not be retroactive in effect, could alter the tax consequences to us or to you.

         No statutory, judicial or administrative authority directly addresses the classification or treatment of the Cablevision NY Group Class A common stock or our Series A convertible preferred stock or instruments similar to the Cablevision NY Group Class A common stock or our Series A convertible preferred stock for United States federal income tax purposes.

         You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of Cablevision NY Group Class A common stock or our Series A convertible preferred stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

         You are a U.S. holder if you are a beneficial owner of Cablevision NY Group Class A common stock or our Series A convertible preferred stock and you are:

         -        a citizen or resident of the United States,

         -        a domestic corporation,

         - an estate whose income is subject to United States federal income tax regardless of its source, or

         - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

         A "non-U.S. holder" is a beneficial owner of Cablevision NY Group Class A common stock or our Series A convertible preferred stock that is not a United States person for United States federal income tax purposes.

CLASSIFICATION OF CABLEVISION NY GROUP CLASS A COMMON STOCK

         We and our tax counsel believe, and the remainder of this discussion assumes, that for United States federal income tax purposes, Cablevision NY Group Class A common stock will be considered common stock of Cablevision Systems Corporation. We did not, however, request a ruling from the Internal Revenue Service in connection with the redesignation of Cablevision Systems Corporation common stock as Cablevision NY Group common stock or the issuance and distribution of our Rainbow Media Group tracking stock. The Internal Revenue Service has announced that it will not issue rulings on the classification of an instrument such as Cablevision NY Group Class A common stock that has certain voting rights and liquidation rights in the issuing corporation, but that has dividend rights that are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary.

         The Internal Revenue Service could assert that the Cablevision NY Group Class A common stock represents property other than our stock. If the Cablevision NY Group Class A common stock were treated as other property:

         - a holder of our Series A convertible preferred stock would recognize taxable gain or loss on the mandatory conversion of such stock into Cablevision NY Group Class A common stock in an amount equal to the difference between the fair market value of Cablevision NY Group Class A common stock received and the holder's tax basis in our Series A convertible preferred stock; and

         - we would recognize a significant taxable gain on the sale of Cablevision NY Group Class A common stock and would have recognized a significant taxable gain on the redesignation of Cablevision common stock as Cablevision NY Group common stock, in each case in an amount equal to the excess of the fair market value of the stock treated as other property over our tax basis in that stock.

DISTRIBUTIONS

SERIES A CONVERTIBLE PREFERRED STOCK

         We believe that we do not presently have any current or accumulated earnings and profits, which we will refer to as earnings and profits, as determined under United States federal income tax principles and that it is likely that we will not have earnings and profits for the foreseeable future. Distributions on our Series A convertible preferred stock that are made at a time when we do not have earnings and profits will not qualify as dividends for tax purposes and accordingly will not be eligible for the dividends-received deduction that is generally allowed to United States corporations. Instead, the distributions will be treated as a nontaxable return of capital and will reduce (but not below zero) your tax basis in your shares of our Series A convertible preferred stock, thus increasing the amount of any gain, or reducing the amount of any loss, that you would otherwise realize upon the disposition of your shares of our Series A convertible preferred stock. Distributions in excess of your tax basis in your shares of our Series A convertible preferred stock generally will be treated as capital gain.

         If we were to have earnings and profits, distributions on our Series A convertible preferred stock would be treated as dividends for United States federal income tax purposes to the extent of those earnings and profits. Subject to the discussion of "disqualified preferred stock" below, if you are a corporate U.S. holder, you generally would be able to deduct 70% of the amount of any distribution qualifying as a dividend provided that the minimum holding period (generally at least forty-six days) and other applicable requirements are satisfied. Under certain circumstances a corporate U.S. holder may be subject to the alternative minimum tax with respect to a portion of the amount of its dividends-received deduction.

         Under certain circumstances, a corporate stockholder that receives an "extraordinary dividend" (generally a dividend on stock that equals or exceeds a threshold percentage, five percent in the case of preferred stock, of the corporation's tax basis in the stock) is required to reduce its stock basis by the untaxed portion of such dividend. Under section 1059(f) of the Code, any dividend with respect to "disqualified preferred stock" is treated as an extraordinary dividend. For this purpose, disqualified preferred stock includes stock which is preferred as to dividends and that has a dividend rate that declines or an issue price that exceeds its liquidation rights or its stated redemption price. Although the matter is not free from doubt, we believe that our Series A convertible preferred stock is not disqualified preferred stock.

CABLEVISION NY GROUP CLASS A COMMON STOCK

         We have never paid dividends on our common stock and do not expect to pay dividends on our common stock, including Cablevision NY Group Class A common stock, for the foreseeable future. If we were to pay dividends on Cablevision NY Group Class A common stock in the future, those dividends generally would be subject to tax in the same manner as distributions on our Series A convertible preferred stock as discussed above.

NON-U.S. HOLDERS

         Except as described below, if you are a non-U.S. holder of Cablevision NY Group Class A common stock or our Series A convertible preferred stock, distributions paid to you and that qualify as dividends (generally, distributions paid to you at a time when we have earnings and profits) are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

         - a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

         - in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

         If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

         If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

         -        you are a non-United States person, and

         - the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

"Effectively connected" dividends are taxed at rates applicable to U.S. holders.

         If you are a corporate non-U.S. holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

         If we determine, at a time reasonably close to the date of payment of a distribution on our Series A convertible preferred stock (or a distribution, if any, on Cablevision NY Group Class A common stock), that the distribution will not qualify as a dividend because we will not have earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by Treasury regulations. If we or another withholding agent withholds tax on any such distribution that is made during a taxable year for which we have no earnings and profits, you may be entitled to a refund of the tax withheld which you may claim by filing a United States tax return.

CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK INTO CABLEVISION NY GROUP CLASS A COMMON STOCK

PAYMENTS ATTRIBUTABLE TO UNPAID DIVIDENDS

         Although some uncertainty exists as to the appropriate characterization of payments in satisfaction of undeclared accrued and unpaid dividends, we believe that you will be treated as having received a distribution in respect of your shares of our Series A convertible preferred stock (which may or may not be classified as a dividend depending on whether we have earnings and profits as described above under "Distributions-Series A Convertible Preferred Stock") to the extent you receive Cablevision NY Group Class A common stock from us in payment of accrued but unpaid dividends upon the conversion of your shares of our Series A convertible preferred stock.

DELIVERY OF CABLEVISION NY GROUP CLASS A COMMON STOCK OR OTHER PROPERTY

         In general, except to the extent described above in "Payments Attributable to Unpaid Dividends," you will not recognize gain or loss on the conversion of your shares of our Series A convertible preferred stock into Cablevision NY Group Class A common stock unless you receive cash in lieu of fractional shares of Cablevision NY Group Class A common stock, or unless you receive cash or other property in a taxable reorganization event. If you receive cash in lieu of fractional shares, you will be treated as having received the fractional shares of Cablevision NY Group Class A common stock otherwise deliverable to you and as having exchanged those fractional shares for cash in a redemption transaction. You generally will recognize capital gain or loss on the deemed redemption of fractional shares of Cablevision NY Group Class A common stock measured by the difference between the cash you receive and your tax basis allocable to those shares. If you receive cash or other property in a taxable reorganization event, you generally will recognize capital gain or loss measured by the difference between the aggregate value of the cash and such property and your basis in the Series A convertible preferred stock exchanged therefor.

         In general, your tax basis in shares of Cablevision NY Group Class A common stock received upon the conversion will equal your tax basis in your shares of our Series A convertible preferred stock that are converted (reduced by any basis allocable to fractional shares of Cablevision NY Group Class A common stock). Your holding period for the Cablevision NY Group Class A common stock received upon the conversion (other than in payment of accrued but unpaid dividends) will include your holding period for the shares of our Series A convertible preferred stock that are converted.

SERIES A CONVERTIBLE PREFERRED STOCK REDEMPTION PREMIUM

         Under certain circumstances, section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price (a "redemption premium") be treated, prior to its receipt, as a constructive distribution (which generally would be treated as a taxable dividend to the extent of the issuer's earnings and profits). Although the matter is not free from doubt, we believe that a holder of shares of our Series A convertible preferred stock should not be treated as having received a constructive distribution from us under section 305(c) as the result of a redemption premium.

ADJUSTMENT OF CONVERSION RATE FORMULA ON SERIES A CONVERTIBLE PREFERRED STOCK

         If you hold shares of our Series A convertible preferred stock, you may be treated as having received a constructive distribution from us (which may or may not be classified as a dividend as described above under "Distributions-Series A Convertible Preferred Stock") if (i) the conversion rate formula is adjusted and as a result of such adjustment the proportionate interest of holders of our Series A convertible preferred stock is increased and
(ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate formula would not be considered made pursuant to such a formula if the adjustment were made to compensate holders of shares of our Series A convertible preferred stock for certain taxable distributions with respect to Cablevision NY Group common stock. Thus, under certain circumstances, an adjustment in the conversion rate formula might give rise to a taxable dividend to you even though you would not receive any cash in connection with the adjustment.

GAIN ON SALE OF CABLEVISION NY GROUP CLASS A COMMON STOCK OR SERIES A CONVERTIBLE PREFERRED STOCK

U.S. HOLDERS

         If you are a U.S. holder, you will recognize capital gain or loss for United States federal income tax purposes on the sale or other disposition of your shares of NY Group Class A common stock or our Series A convertible preferred stock, equal to the difference between the amount that you realize (excluding any amount attributable to accrued but unpaid dividends which generally will be treated in the manner described above under "Distributions -- Series A Convertible Preferred Stock") and your tax basis in the shares that are sold or otherwise disposed. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

NON-U.S. HOLDERS

         If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a sale or other disposition of shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock (including gain, if any, recognized on the conversion of your shares of our Series A convertible preferred stock) unless:

         - the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

         - you are an individual, you hold shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist, or

         - we are or have been a United States real property holding corporation for federal income tax purposes, and

         - you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock and you are not eligible for any treaty exemption, or

         - in the case of our Series A convertible preferred stock, such stock is not regularly traded on an established securities market within the meaning of applicable Treasury regulations.

         If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

         We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

FEDERAL ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

         Cablevision NY Group Class A common stock and our Series A convertible preferred stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service dividends paid to you (and the payment of proceeds of a sale or other disposition within the United States) with respect to Cablevision NY Group Class A common stock or our Series A convertible preferred stock. Additionally, backup withholding at a rate of 31% will apply if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

         If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

         -        dividend payments, and

         - the payment of the proceeds from the sale or other disposition of Cablevision NY Group Class A common stock or our Series A convertible preferred stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

         - the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

                  - a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

                  - other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

         -        you otherwise establish an exemption.

         Payment of the proceeds from the sale or other disposition of Cablevision NY Group Class A common stock or our Series A convertible preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or other disposition that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

         - the proceeds are transferred to an account maintained by you in the United States,

         - the payment of proceeds or the confirmation of the sale or other disposition is mailed to you at a United States address, or

         - the sale or other disposition has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

         In addition, a sale or other disposition of shares of Cablevision NY Group Class A common stock or our Series A convertible preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

         -        a United States person,

         - a controlled foreign corporation for United States tax purposes,

         - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

         -        a foreign partnership, if at any time during its tax year:

                  - one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

                  - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge that you are a United States person.

         You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

                                  UNDERWRITING

         We are offering shares of Cablevision NY Group Class A common stock and shares of our Series A convertible preferred stock under this prospectus. Completion of the offering of the Cablevision NY Group Class A common stock is not conditioned upon the completion of the offering of our Series A convertible preferred stock, and vice versa.

OFFERING OF CABLEVISION NY GROUP CLASS A COMMON STOCK

         Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement for Cablevision NY Group Class A common stock among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the respective number of shares of Cablevision NY Group Class A common stock set forth opposite each underwriter's name below.

                                                                  NUMBER OF SHARES OF
                                                                 CABLEVISION NY GROUP
             UNDERWRITER                                         CLASS A COMMON STOCK
             -----------                                         --------------------
Bear, Stearns & Co. Inc.................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...............................
Salomon Smith Barney Inc................................         ---------------------

                                                                       8,770,000
             Total......................................         =====================

         The underwriters have agreed to purchase all of the shares of Cablevision NY Group Class A common stock sold under the underwriting agreement if any of the shares of Cablevision NY Group Class A common stock are purchased. If an underwriter defaults, the underwriting agreement for Cablevision NY Group Class A common stock provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement for Cablevision NY Group Class A common stock may be terminated.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

             The underwriters are offering the shares of Cablevision NY Group Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Cablevision NY Group Class A common stock, and other conditions contained in the underwriting agreement for Cablevision NY Group Class A common stock, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

             The representatives have advised us that the underwriters propose initially to offer the shares of Cablevision NY Group Class A common stock to the public at the public offering price on the cover page of this prospectus and
to dealers at that price less a concession not in excess of $    per share. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
$   per share to other dealers. After the initial public offering of Cablevision
NY Group Class A common stock, the public offering price, concession and discount may be changed.

         The following table shows the public offering price, underwriting discount, and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             PER SHARE OF
                                                         CABLEVISION NY GROUP
                                                         CLASS A COMMON STOCK     WITHOUT OPTION        WITH OPTION
                                                         --------------------     --------------        -----------
Public offering price.................................   $                        $                     $
Underwriting discount.................................   $                        $                     $
Proceeds, before expenses, to Cablevision.............   $                        $                     $

Price Stabilization, Short Positions and Penalty Bids

         Until the distribution of Cablevision NY Group Class A common stock in respect of the offering is completed, SEC rules may limit the underwriters from bidding for or purchasing Cablevision NY Group Class A common stock. However, the representatives may engage in transactions that stabilize the price of Cablevision NY Group common stock, such as bids or purchases that peg, fix or maintain that price.

         The underwriters may purchase and sell Cablevision NY Group Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as a compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Cablevision NY Group Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Cablevision NY Group Class A common stock made by the underwriters in the open market prior to the completion of the offering.

         The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

         Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of Cablevision NY Group Class A common stock or preventing or retarding a decline in the market price of Cablevision NY Group Class A common stock. As a result, the price of Cablevision NY Group Class A common stock may be higher than the price that might otherwise exist in the open market.

         Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Cablevision NY Group Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Over-Allotment Option

         We have granted an option to the underwriters to purchase up to 1,315,500 additional shares of Cablevision NY Group Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for thirty days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement for Cablevision NY Group Class A common stock, to purchase a number of additional shares of Cablevision NY Group Class A common stock proportionate to that underwriter's initial amount reflected in the above table.

New York Stock Exchange Listing

         Cablevision NY Group Class A common stock is listed on the NYSE under the symbol "CVC."

OFFERING OF OUR SERIES A CONVERTIBLE PREFERRED STOCK

         Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement for our Series A convertible preferred stock among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the respective number of shares of our Series A convertible preferred stock set forth opposite each underwriter's name below.

                                                             NUMBER OF SHARES OF
                                                          OUR SERIES A CONVERTIBLE
             UNDERWRITER                                       PREFERRED STOCK
             -----------                                       ---------------
Bear, Stearns & Co. Inc............................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..........................
Salomon Smith Barney Inc...........................            ----------------


                                                                  8,770,000
             Total.................................            ================

         The underwriters have agreed to purchase all of the shares of our Series A convertible preferred stock sold under the underwriting agreement if any of the shares of our Series A convertible preferred stock are purchased. If an underwriter defaults, the underwriting agreement for our Series A convertible preferred stock provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement for our Series A convertible preferred stock may be terminated.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

         The underwriters are offering the shares of our Series A convertible preferred stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement for our Series A convertible preferred stock, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

         The representatives have advised us that the underwriters propose initially to offer the shares of our Series A convertible preferred stock to the public at the public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $       per share. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
$       per share to other dealers. After the initial public offering of our
Series A convertible preferred stock, the public offering price, concession and discount may be changed.

         The following table shows the public offering price, underwriting discount, and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             PER SHARE OF
                                                         CABLEVISION NY GROUP
                                                         CLASS A COMMON STOCK      WITHOUT OPTION       WITH OPTION
                                                         --------------------      --------------       -----------
Public offering price................................    $                         $                    $
Underwriting discount................................    $                         $                    $
Proceeds, before expenses, to Cablevision............    $                         $                    $

Price Stabilization, Short Positions and Penalty Bids

         Until the distribution of our Series A convertible preferred stock in respect of this offering is completed, SEC rules may limit the underwriters from bidding for or purchasing our Series A convertible preferred stock. However, the representatives may engage in transactions that stabilize the price of our Series A convertible preferred stock, such as bids or purchases that peg, fix or maintain that price.

         The underwriters may purchase and sell our Series A convertible preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Series A convertible preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Series A convertible preferred stock made by the underwriters in the open market prior to the completion of the offering.

         The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

         Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Series A convertible preferred stock or preventing or retarding a decline in the market price of our Series A convertible preferred stock. As a result, the price of our Series A convertible preferred stock may be higher than the price that might otherwise exist in the open market.

         Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series A convertible preferred stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Over-Allotment Option

         We have granted an option to the underwriters to purchase up to 1,315,500 additional shares of our Series A convertible preferred stock at the respective public offering price less the underwriting discount. The underwriters may exercise this option for thirty days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement for our Series A convertible preferred stock, to purchase a number of additional shares of our Series A convertible preferred stock proportionate to that underwriter's initial amount reflected in the above table.

New York Stock Exchange Listing

         We intend to apply for the listing of our Series A convertible preferred stock on the NYSE.

NO SALES OF SIMILAR SECURITIES

         We and our officers, directors and certain of our affiliates have agreed, with exceptions, not to sell or transfer any common or preferred stock for ninety days after the effective date of the registration statement of which this prospectus forms a part without first obtaining the written consent of the representatives and us. Specifically, we and these other individuals have agreed not to directly or indirectly

         - offer, pledge, sell or contract to sell any shares of common stock, including tracking stock, or preferred stock of Cablevision,

         - sell any option or contract to purchase any shares of common stock, including tracking stock, or preferred stock of Cablevision,

         - purchase any option or contract to sell any shares of common stock, including tracking stock, or preferred stock of Cablevision,

         - grant any option, right or warrant for the sale of any shares of common stock, including tracking stock, or preferred stock of Cablevision,

         - lend or otherwise dispose of or transfer any shares of common stock, including tracking stock, or preferred stock of Cablevision,

         - request or demand that we file a registration statement related to any shares of common stock, including tracking stock, or preferred stock of Cablevision, or

         - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of common stock, including tracking stock, or preferred stock of Cablevision, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

         This lock-up provision applies to any shares of common stock, including tracking stock, or preferred stock of Cablevision, and to securities convertible into or exchangeable or exercisable for or repayable with any shares of common stock, including tracking stock, or preferred stock of Cablevision. It also applies to any shares of common stock, including tracking stock, or preferred stock of Cablevision owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

         In addition, our officers, directors and affiliates have also agreed with us that, without our prior written consent, they will not engage in
transactions involving our equity securities for   days following the effective
date of the registration statement of which this prospectus forms a part. Pursuant to the Stockholders Agreement between us and AT&T, AT&T has agreed that it will not engage in transactions involving our equity securities for a period of up to 180 days after the effective date of the registration statement of which this prospectus forms a part, that is equal to the shortest period that such restriction is made applicable to any director, officer or affiliate of ours.

         The expenses of both offerings, not including the underwriting
discount, are estimated at $     and are payable by us.

OTHER RELATIONSHIPS

         Each of Bear Stearns and Merrill Lynch has from time to time provided investment and commercial banking services to us and to Charles F. Dolan, our Chairman, in connection with various transactions and proposed transactions. In addition, Bear Stearns, Merrill Lynch and Salomon Smith Barney have acted as underwriters or initial purchasers in various of our preferred stock and debt offerings. Furthermore, affiliates of Merrill Lynch and Salomon Smith Barney are lenders and agents under CSC Holdings' credit agreement and affiliates of Bear Stearns and Merrill Lynch have acted as counterparties in a monetization transaction. Also, Vincent Tese, a director of Cablevision and CSC Holdings, is also a director of Bear Stearns.

                           VALIDITY OF THE SECURITIES

         The validity of the Cablevision NY Group Class A common stock and our Series A convertible preferred stock will be passed upon for us by Sullivan & Cromwell, New York, New York, and for the underwriters by Shearman & Sterling, New York, New York.


                                     EXPERTS

         The following financial statements as of and for each of the years in the three year period ended December 31, 2000, all of which appear in our Form 10-K, have been audited by KPMG LLP and incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, given upon their authority as experts in accounting and auditing: (i) consolidated financial statements and schedule of Cablevision Systems Corporation, (ii) consolidated financial statements and schedule of CSC Holdings, Inc., (iii) combined financial statements of Cablevision NY Group, and (iv) combined financial statements of Rainbow Media Group. The reports of KPMG LLP on the financial statements of Cablevision NY Group and Rainbow Media Group described in (iii) and (iv) above contain an explanatory paragraph related to the basis of presentation of these financial statements.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC registration fee.......................................        $287,500
Printing expenses..........................................        $ **
Accounting fees and expenses...............................        $ **
Legal fees and expenses....................................        $ **
Blue sky fees and expenses.................................        $ **
Miscellaneous..............................................        $ **
                                                                   --------
Total......................................................        $
                                                                   ========

*  All expenses, other than the registration fee, are estimated.
** To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         The first paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides:

                  The corporation shall, to the fullest extent permitted by
         Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

         Article VIII of the By-Laws of Cablevision provides:

                  A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

                  B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                  C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Cablevision has entered into indemnification agreements with some of its officers and directors indemnifying such officers and directors from and against some expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Cablevision maintains directors' and officers' liability insurance.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides for such limitation of liability.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      EXHIBITS

                           DESCRIPTION
                           -----------
1.1      Form of Cablevision NY Group Class A Common Stock Underwriting
         Agreement.**

1.2      Form of Series A Convertible Preferred Stock Underwriting Agreement.**

4.1 Form of Certificate of Designations of our Series A convertible preferred stock.**

4.2      Amended and Restated Certificate of Incorporation of the Registrant
         (incorporated by reference to Exhibit 3.1 to the Registrant's annual report on Form 10-K for the year ended December 31, 2000).

4.3 Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's quarterly report on Form
         10-Q for the quarter ended March 31, 2001).

5.1      Opinion of Sullivan & Cromwell as to the validity of the Cablevision NY
         Group Class A common stock and our Series A convertible preferred stock.**

8.1      Opinion of Sullivan & Cromwell regarding tax matters.**

12.1     Statement regarding computation of ratios.**

23.1     Consent of KPMG LLP.*

23.2 Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 5.1).**

24.1     Power of Attorney (included in the signature page attached hereto).*

------------------

*        Filed herewith.
**       To be filed by amendment.

(b)      FINANCIAL STATEMENT SCHEDULES

         All other schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this prospectus.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, the State of New York, on this 30th day of May, 2001.


                                        Cablevision Systems Corporation



                                        By:     /s/  William J. Bell
                                              -------------------------
                                              Name:   William J. Bell
                                              Title:  Vice Chairman


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell and Robert S. Lemle, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the U.S. Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of the securities of the registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as a member of the Board of Directors or officer of the registrant, this registration statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of the securities of the registrant, to any and all amendments thereto (including post-effective amendments) to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 30, 2001,

SIGNATURE                                                      TITLE
---------                                                      -----
 /s/  James L. Dolan
-------------------------
James L. Dolan                                  Chief Executive Officer and Director
                                                   (Principal Executive Officer)
 /s/  William J. Bell
-------------------------
William J. Bell                                      Vice Chairman and Director
                                                   (Principal Financial Officer)
 /s/  Andrew B. Rosengard
-------------------------
Andrew B. Rosengard                       Executive Vice President, Finance and Controller
                                                   (Principal Accounting Officer)
 /s/  Charles F. Dolan
-------------------------
Charles F. Dolan                                 Chairman of the Board of Directors

SIGNATURE                                                                     TITLE
---------                                                                     -----
 /s/  Robert S. Lemle
-----------------------------
Robert S. Lemle                                       Vice Chairman, General Counsel, Secretary and Director

 /s/  Sheila A. Mahony
-----------------------------
Sheila A. Mahony                                              Executive Vice President and Director

 /s/  Thomas C. Dolan                                                 Senior Vice President,
-----------------------------                               Chief Information Officer and Director
Thomas C. Dolan

 /s/  John Tatta
-----------------------------
John Tatta                                               Director and Chairman of the Executive Committee

 /s/  Patrick F. Dolan
-----------------------------
Patrick F. Dolan                                                             Director

 /s/  Charles D. Ferris
-----------------------------
Charles D. Ferris                                                            Director

 /s/  Richard H. Hochman
-----------------------------
Richard H. Hochman                                                           Director

 /s/  Victor Oristano
-----------------------------
Victor Oristano                                                              Director

 /s/  Vincent Tese
-----------------------------
Vincent Tese                                                                 Director


-----------------------------
Michael P. Huseby                                                            Director


---------------------------------
Daniel E. Somers                                                             Director

                                INDEX TO EXHIBITS

Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.

EXHIBITS
--------
                                    DESCRIPTION
                                    -----------
1.1      Form of Cablevision NY Group Class A Common Stock Underwriting
         Agreement.**

1.2      Form of our Series A Convertible Preferred Stock Underwriting
         Agreement.**

4.1 Form of Certificate of Designations of our Series A convertible preferred stock.**

4.2      Amended and Restated Certificate of Incorporation of the Registrant
         (incorporated by reference to Exhibit 3.1 to the Registrant's annual report on Form 10-K for the year ended December 31, 2000 (SEC File No.
         1-14764)).

4.3 Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's quarterly report on Form
         10-Q for the quarter ended March 31, 2001 (SEC File No. 1-14764)).

5.1      Opinion of Sullivan & Cromwell as to the validity of the Cablevision
         NY Group Class A common stock and our Series A convertible preferred stock.**

8.1      Opinion of Sullivan & Cromwell regarding tax matters.**

12.1     Statement regarding computation of ratios.**

23.1     Consent of KPMG LLP.*

23.2 Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 5.1).**

24.1     Power of Attorney (included in the signature page attached hereto).*

----------------------

*        Filed herewith.
**       To be filed by amendment.